                                                                     Exhibit 2.1

                                                               EXECUTION VERSION

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                  BROOKS AUTOMATION, INC., MT. HOOD CORPORATION

                                       AND

                          HELIX TECHNOLOGY CORPORATION

                          -----------------------------

                            Dated as of July 11, 2005

                          -----------------------------

                                TABLE OF CONTENTS

ARTICLE I  THE MERGER......................................................................     1

         1.1      The Merger...............................................................     1

         1.2      Effective Time...........................................................     2

         1.3      Closing..................................................................     2

         1.4      Directors and Officers of the Surviving Corporation......................     2

         1.5      Effects of the Merger....................................................     2

         1.6      Conversion of Common Stock...............................................     3

         1.7      Company Options and Purchase Rights......................................     3

         1.8      Closing of Company Transfer Books........................................     4

         1.9      Exchange of Certificates.................................................     4

        1.10      No Liability.............................................................     5

        1.11      Lost Certificates........................................................     5

        1.12      Withholding Rights.......................................................     5

        1.13      Distributions with Respect to Unexchanged Shares.........................     5

        1.14      Additional Matters.......................................................     6

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF COMPANY......................................     6

         2.1      Organization and Qualification...........................................     6

         2.2      Authority to Execute and Perform Agreement...............................     7

         2.3      Capitalization and Title to Shares.......................................     8

         2.4      Company Subsidiaries.....................................................     9

         2.5      SEC Reports..............................................................     9

         2.6      Financial Statements.....................................................    10

         2.7      Absence of Undisclosed Liabilities.......................................    11

         2.8      Absence of Adverse Changes...............................................    11

         2.9      Compliance with Laws.....................................................    11

        2.10      Actions and Proceedings..................................................    12

        2.11      Contracts and Other Agreements...........................................    12

        2.12      Intellectual Property....................................................    13

        2.13      Assets...................................................................    15

        2.14      Insurance................................................................    16

        2.15      Commercial Relationships.................................................    16

        2.16      Tax Matters..............................................................    16

        2.17      Employee Benefit Plans...................................................    18

        2.18      Employee Relations.......................................................    21

        2.19      Environmental Matters....................................................    22

        2.20      No Breach................................................................    23

        2.21      Board Approvals..........................................................    23

        2.22      Financial Advisor........................................................    24

        2.23      Interested Party Transactions............................................    24

        2.24      Information Supplied.....................................................    24

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB..............................    25

         3.1      Organization and Qualification...........................................    25

         3.2      Authority to Execute and Perform Agreement...............................    26

         3.3      Capitalization and Title to Shares.......................................    26

         3.4      Parent Subsidiaries......................................................    27

         3.5      SEC Reports..............................................................    28

         3.6      Financial Statements.....................................................    29

         3.7      Absence of Undisclosed Liabilities.......................................    30

         3.8      Absence of Adverse Changes...............................................    30

         3.9      Compliance with Laws.....................................................    30

        3.10      Actions and Proceedings..................................................    30

        3.11      Contracts and Other Agreements...........................................    31

        3.12      Intellectual Property....................................................    31

        3.13      Assets...................................................................    33

        3.14      Insurance................................................................    34

        3.15      Commercial Relationships.................................................    34

        3.16      Tax Matters..............................................................    34

        3.17      Employee Benefit Plans...................................................    36

        3.18      Employee Relations.......................................................    39

        3.19      Environmental Matters....................................................    40

        3.20      No Breach................................................................    40

        3.21      Board Approvals..........................................................    41

        3.22      Financial Advisor........................................................    41

        3.23      Interested Party Transactions............................................    42

        3.24      Sub......................................................................    42

         3.25     Information Supplied.....................................................    42

ARTICLE IV  COVENANTS AND AGREEMENTS.......................................................    42

         4.1      Conduct of Company Business..............................................    42

         4.2      Conduct of Parent Business...............................................    45

         4.3      Corporate Examinations and Investigations................................    48

         4.4      Expenses.................................................................    49

         4.5      Authorization from Others................................................    49

         4.6      Further Assurances.......................................................    49

         4.7      Preparation of Disclosure Documents; Stockholders Meetings...............    50

         4.8      Public Announcements.....................................................    52

         4.9      Affiliate Letters........................................................    52

        4.10      Nasdaq Listings..........................................................    52

        4.11      No Solicitation..........................................................    53

        4.12      Regulatory Filings.......................................................    55

        4.13      Notification of Certain Matters..........................................    55

        4.14      Registration of Certain Shares...........................................    55

        4.15      Employee Matters.........................................................    55

        4.16      Board Membership and Officers............................................    56

        4.17      Indemnification..........................................................    57

        4.18      Section 16 Approval......................................................    57

        4.19      Participation in Certain Actions and Proceedings.........................    58

        4.20      Tax-Free Reorganization..................................................    58

        4.21      No Acquisition of Common Stock...........................................    58

        4.22      FIRPTA Certificate.......................................................    58

ARTICLE V  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE
                 THE MERGER................................................................    58

         5.1      Stockholder Approval.....................................................    58

         5.2      Registration Statement...................................................    59

         5.3      Absence of Order.........................................................    59

         5.4      Regulatory Approvals.....................................................    59

         5.5      Pending Litigation.......................................................    59

         5.6      HSR Act..................................................................    59

         5.7      Nasdaq...................................................................    59

ARTICLE VI  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND SUB TO
                CONSUMMATE THE MERGER.................. ...................................    60

         6.1      Representations, Warranties and Covenants................................    60

         6.2      Corporate Certificates...................................................    60

         6.3      Secretary's Certificate..................................................    60

         6.4      Tax Opinion..............................................................    60

ARTICLE VII  CONDITIONS PRECEDENT TO THE OBLIGATION OF COMPANY TO
                CONSUMMATE THE MERGER......................................................    60

         7.1      Representations, Warranties and Covenants................................    61

         7.2      Corporate Certificates...................................................    61

         7.3      Secretary's Certificate..................................................    61

         7.4      Tax Opinion..............................................................    61

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER............................................    61

         8.1      Termination..............................................................    61

         8.2      Effect of Termination....................................................    63

         8.3      Amendment................................................................    65

         8.4      Waiver...................................................................    65

ARTICLE IX  MISCELLANEOUS..................................................................    65

         9.1      No Survival..............................................................    65

         9.2      Notices..................................................................    65

         9.3      Entire Agreement.........................................................    66

         9.4      Governing Law............................................................    66

         9.5      Binding Effect; No Assignment; No Third-Party Beneficiaries..............    67

         9.6      Section Headings.........................................................    67

         9.7      Counterparts.............................................................    67

         9.8      Severability.............................................................    67

         9.9      Submission to Jurisdiction; Waiver.......................................    67

        9.10      Enforcement..............................................................    68

        9.11      Rules of Construction....................................................    68

        9.12      Waiver of Jury Trial.....................................................    68

                             EXHIBITS AND SCHEDULES

Exhibit A  Form of Affiliate Letter

Company Disclosure Schedule

Parent Disclosure Schedule

                             INDEX OF DEFINED TERMS

                                                                                      Section
                                                                                      -------
"Affiliate Letters".............................................................           4.9
"Agreement".....................................................................      Preamble
"Certificate of Merger".........................................................        1.2(a)
"Certificates"..................................................................        1.9(a)
"Closing Date"..................................................................           1.3
"Closing".......................................................................           1.3
"Code"..........................................................................      Recitals
"Company".......................................................................      Preamble
"Company 10-K"..................................................................        2.5(a)
"Company 10-Q...................................................................        2.6(a)
"Company Acquisition Proposal"..................................................          4.11
"Company Adverse Recommendation Change".........................................       4.11(c)
"Company Agreements"............................................................          2.11
"Company Balance Sheet".........................................................           2.7
"Company Board of Directors"....................................................      Recitals
"Company Common Stock"..........................................................     1.6(a)(i)
"Company Disclosure Schedule"...................................................    Article II
"Company Foreign Plan"..........................................................       2.17(l)
"Company ERISA Affiliate".......................................................       2.17(a)
"Company Joint Venture".........................................................        2.4(c)
"Company Leased Real Property"..................................................       2.13(b)
"Company Material Adverse Effect"...............................................        2.1(a)
"Company Options"...............................................................           1.7
"Company Permits"...............................................................        2.9(b)
"Company Plans".................................................................       2.17(a)
"Company Preferred Stock".......................................................        2.3(c)
"Company Real Property".........................................................          2.13
"Company Real Property Leases"..................................................       2.13(b)
"Company Real Property".........................................................       2.13(b)
"Company SEC Reports"...........................................................        2.5(a)
"Company Stock Option Plans"....................................................           1.7
"Company Stockholder Approval"..................................................        4.7(b)
"Company Stockholders Meeting"..................................................        4.7(b)
"Company Subsidiary"............................................................        2.4(a)
"Company Superior Proposal".....................................................       4.11(b)
"Confidentiality Agreement".....................................................           4.3
"Continuation Period"...........................................................       4.15(a)
"Continuing Employees"..........................................................       4.15(a)
"DGCL"..........................................................................      Recitals
"DOJ"...........................................................................          4.12
"Effective Time"................................................................        1.2(a)
"Environmental Laws"............................................................       2.19(a)
"ERISA".........................................................................       2.17(a)

                                                                                      Section
                                                                                      -------
"Exchange Act"..................................................................        2.5(a)
"Exchange Agent"................................................................        1.9(a)
"Exchange Ratio"................................................................     1.6(a)(i)
"FTC"...........................................................................          4.12
"GAAP"..........................................................................        2.6(a)
"Hazardous Substance"...........................................................   2.19(a)(ii)
"HSR Act".......................................................................          2.20
"IRS"...........................................................................       2.17(b)
"knowledge of Parent" or "to the Parent's knowledge"............................        3.3(e)
"knowledge of the Company" or "to the Company's knowledge"......................        2.3(e)
"Laws"..........................................................................        2.9(a)
"Merger Consideration"..........................................................   1.6(a)(iii)
"Merger"........................................................................        1.1(a)
"Morgan Stanley"................................................................       2.22(a)
"Parent"........................................................................      Preamble
"Parent 10-K"...................................................................        3.5(a)
"Parent 10-Q"...................................................................        3.6(a)
"Parent Adverse Recommendation Change"..........................................        4.7(c)
"Parent Agreements".............................................................          3.11
"Parent Balance Sheet"..........................................................           3.7
"Parent Board of Directors".....................................................      Recitals
"Parent Common Stock"...........................................................     1.6(a)(i)
"Parent Foreign Plan"...........................................................       3.17(l)
"Parent Disclosure Schedule"....................................................   Article III
"Parent ERISA Affiliate"........................................................       3.17(a)
"Parent Expenses"...............................................................        8.2(b)
"Parent Joint Venture"..........................................................        3.4(c)
"Parent Leased Real Property"...................................................       3.13(c)
"Parent Material Adverse Effect"................................................        3.1(a)
"Parent Options"................................................................        3.3(b)
"Parent Owned Real Property"....................................................       3.13(b)
"Parent Plans"..................................................................       3.17(a)
"Parent Preferred Stock"........................................................        3.3(c)
"Parent Real Property Leases"...................................................       3.13(c)
"Parent Real Property"..........................................................       3.13(c)
"Parent Rights".................................................................        3.3(c)
"Parent SEC Reports"............................................................        3.5(a)
"Parent Stockholder Approval"...................................................        4.7(c)
"Parent Stockholders Meeting"...................................................        4.7(c)
"Parent Subsidiary".............................................................        3.4(a)
"Permitted Encumbrances"........................................................       2.13(a)
"Proprietary Rights"............................................................       2.12(a)
"Joint Proxy Statement/Prospectus"..............................................        4.7(a)
"Registration Statement"........................................................        4.7(a)
"Regulation M-A Filing".........................................................          2.24
"Representatives"...............................................................       4.11(a)

                                                                                      Section
                                                                                      -------
"Restraints"....................................................................        8.1(c)
"Secretary of State"............................................................        1.2(a)
"Securities Act"................................................................        2.5(b)
"Sub"...........................................................................      Preamble
"Surviving Corporation".........................................................        1.1(a)
"Tax Return"....................................................................       2.16(a)
"Tax", "Taxes" and "Taxable"....................................................       2.16(a)
"Termination Date"..............................................................        8.1(b)
"Termination Fee"...............................................................        8.2(b)

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 11, 2005 is among Brooks Automation, Inc. ("Parent"), a Delaware corporation, Mt. Hood Corporation, a newly formed Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Sub"), and Helix Technology Corporation, a Delaware corporation (the "Company").

                                  R E C I T A L

      WHEREAS, the board of directors of Company (the "Company Board of Directors"), the board of directors of Parent (the "Parent Board of Directors") and the board of directors of Sub deem it advisable and in the best interests of its respective corporation and its respective stockholders to combine their respective businesses;

      WHEREAS, in furtherance of such combination, the Company Board of Directors, the Parent Board of Directors and the Board of Directors of Sub have each adopted resolutions (i) approving this Agreement and declaring its advisability and approving this Agreement in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), upon the terms and subject to the conditions set forth herein and (ii) recommending to its respective stockholders the adoption of this Agreement;

      WHEREAS, for United States federal income tax purposes, such merger (or such merger together with the contemplated subsequent merger of the Surviving Corporation with and into Parent) is intended to qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

      WHEREAS, as part of the same plan of reorganization, the Parent intends to merge the Surviving Corporation into itself after the Effective Time as soon as reasonably practicable.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

      1.1 The Merger.

            (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Company and Sub shall consummate a merger (the "Merger") pursuant to which (i) Sub will be merged with and into Company and the separate corporate existence of Sub shall thereupon cease, (ii) Company shall be the successor or surviving entity in the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware and (iii) the separate corporate existence of Company, with all its rights, privileges, immunities, powers and franchises, will continue unaffected by the Merger. The Surviving Corporation will be a direct wholly owned subsidiary of Parent and will succeed to and assume all the rights and obligations of Sub and Company in accordance with the DGCL.

            (b) Pursuant to the Merger, (i) the Certificate of Incorporation of Company, as in effect immediately prior to the Effective Time, shall be amended and restated so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Certificate of Incorporation of Sub, except that references to the name of the Surviving Corporation shall be amended to reflect a change in such name to "Helix Technology Corporation", until amended in accordance therewith and with the DGCL, and (ii) the By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until amended in accordance therewith and with the DGCL.

      1.2 Effective Time.

            (a) Parent, Sub and Company shall cause a certificate of merger pursuant to Section 251 of the DGCL with respect to the Merger (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL to be filed on the Closing Date (as defined in Section 1.3 hereof), or on such other date as Parent and Company may agree, with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger and any other documents necessary to effect the Merger in accordance with the DGCL are duly filed with the Secretary of State or such other date and time as is specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

      1.3 Closing. The closing of the Merger (the "Closing") shall take place at 9:00 a.m., Eastern time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article V, Article VI and Article VII hereof that are susceptible to satisfaction prior to the Closing (the "Closing Date"), at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts 02110, or such other date or place as agreed to in writing by the parties hereto.

      1.4 Directors and Officers of the Surviving Corporation. The directors and officers of Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws. Company shall cause each current director of Company to submit his or her resignation at the Closing, and if requested by Parent, its subsidiaries, to be effective at the effective time of the Merger.

      1.5 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.6 Conversion of Common Stock.

            (a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub or Company:

                  (i) Subject to payment of cash in lieu of fractional shares as provided below, each share of Company common stock, $1.00 par value per share ("Company Common Stock"), outstanding immediately prior to the Effective Time, other than shares held by Company as treasury stock and shares held by Parent or Sub, will be cancelled and extinguished and automatically converted into and become the right to receive 1.11 (the "Exchange Ratio") shares of Parent common stock, $.01 par value per share ("Parent Common Stock"), and the associated Parent Rights (as defined in Section 3.3(c)).

                  (ii) If prior to the Effective Time there is a change in the number of issued and outstanding shares of Parent Common Stock or Company Common Stock as the result of reclassification, subdivision, recapitalization, stock split (including reverse stock split), stock dividend or similar transactions, the Exchange Ratio shall be equitably adjusted to give effect to such event to provide the stockholders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                  (iii) The shares of Parent Common Stock payable pursuant to this Section 1.6(a), together with cash payments in lieu of fractional shares pursuant to Section 1.6(b), are referred to collectively as the "Merger Consideration."

            (b) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of fractional shares, each Company stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock hereunder (after aggregating all fractional shares to be received by such stockholder), shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the average of the last sale prices of a share of Parent Common Stock as reported by the Nasdaq National Market for the five (5) trading days immediately preceding the Effective Time.

            (c) Cancelled Stock. All shares of Company Common Stock held at the Effective Time by Company as treasury stock or by Parent or Sub shall be cancelled and extinguished and no payment shall be made with respect thereto.

            (d) Sub Stock. In the Merger, each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

      1.7 Company Options and Purchase Rights. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (the "Company Options") granted under Company's 1996 Equity Incentive Plan and Company's Amended and Restated Stock Option Plan for Non-Employee Directors (together, the "Company Stock Option Plans") shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan and in the applicable stock option agreement or certificate immediately prior to the Effective Time (including, without limitation, any repurchase rights), except (i) that each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (ii) that the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent and (iii) for the vesting of such options that may have been accelerated as indicated on
Section 2.3(b) of the Company Disclosure Schedule (as defined in Article II). After the Effective Time, Parent shall issue to each holder of an outstanding Company Option a notice describing the foregoing assumption of such Company Options by Parent. The adjustments provided herein with respect to any Company Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the Code so as to preserve the benefits of such "incentive stock options."

      1.8 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of Company shall be closed and no further registration of transfers of shares of Company Common Stock shall thereafter be made. On or after the Effective Time, any Certificates (as defined in Section 1.9) presented to the Exchange Agent (as defined in Section 1.9) or Parent for any reason shall be converted into the right to receive Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to
Section 1.13.

      1.9 Exchange of Certificates.

            (a) Parent shall authorize Computershare or one or more other persons reasonably acceptable to Company to act as Exchange Agent in connection with the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to former record holders of shares of Company Common Stock letters of transmittal and instructions for surrendering their certificates formerly representing shares of Company Common Stock ("Certificates") in exchange for the Merger Consideration.

            (b) Immediately after the Effective Time, Parent shall deliver to the Exchange Agent sufficient shares of Parent Common Stock to satisfy the Merger Consideration and cash reasonably sufficient for fractional shares. After the Effective Time, upon receipt of Certificates for cancellation, together with a properly completed letter of transmittal (which shall specify that delivery is effected, and risk of loss of, and title to, the Certificates passes, only upon delivery of the Certificates to the Exchange Agent) and other requested documents and in accordance with the instructions thereon, the holder of such Certificates shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Certificates so surrendered shall have been converted pursuant to Section 1.6(a) and (ii) a check in the amount of any cash due pursuant to Sections 1.6(b) and 1.13. No interest shall be paid or shall accrue on any such amounts.

            (c) Until surrendered in accordance with the provisions of this
Section 1.9, each Certificate shall represent for all purposes only the right to receive Merger Consideration and, if applicable, amounts under Section 1.13. Shares of Parent Common Stock into which shares of Company Common Stock shall be converted in the Merger at the Effective Time shall be deemed to have been issued at the Effective Time. If any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Beginning the date which is one year following the Closing Date, Parent shall act as the Exchange Agent and thereafter any holder of an unsurrendered Certificate shall look solely to Parent for any amounts to which such holder may be due, subject to applicable law. Notwithstanding any other provisions of this Agreement, any portion of the Merger Consideration remaining unclaimed seven years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

      1.10 No Liability. None of Company, Parent, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any applicable escheat, abandoned property or similar law.

      1.11 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or its affiliates or agents with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any amounts due pursuant to Section 1.13.

      1.12 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

      1.13 Distributions with Respect to Unexchanged Shares. No dividend or other distribution declared with respect to Parent Common Stock with a record date after the date during which the Effective Time occurs shall be paid to holders of unsurrendered Certificates or holders who comply with the provisions of Section 1.11 (with regard to lost certificates) until such holders surrender such Certificates or submit an affidavit (and any required bond) in accordance with Section 1.11. Upon the surrender of such Certificates in accordance with Section 1.9 or submission of an affidavit (and any required bond) in accordance with Section 1.11, there shall be paid to such holders, promptly after such surrender or submission, as the case may be, the amount of dividends or other distributions, without interest, declared with a record date after the date during which the Effective Time occurs and not paid because of the failure to surrender such Certificates for exchange.

      1.14 Additional Matters. At and after the Effective Time, the officers and directors of Company after the Merger shall be authorized to execute and deliver, in the name and on behalf of Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF COMPANY

      Except as described in Company SEC Reports (as defined in Section 2.5) with specificity and with reference to specific events, in each case exclusive of Exhibit 99.1 to the Company 10-K and other similar disclosures, and with respect to a contract or agreement, filed as an exhibit to a Company SEC Report, or on the disclosure schedule delivered by Company to Parent and Sub on the date hereof (the "Company Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Company represents and warrants to Parent and Sub as set forth below. For purposes of the representations and warranties of Company contained herein, disclosure in any section of the Company Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Company calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Company Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Company Disclosure Schedule or other document delivered by Company pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

      2.1 Organization and Qualification.

            (a) Each of Company and each Company Subsidiary (as defined in
Section 2.4(a)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of Company and each Company Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized has not had and would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect. "Company Material

Adverse Effect" shall mean any adverse effect on the assets, properties, business, results of operations or financial condition of Company or any Company Subsidiary or the ability of the Company or any Company Subsidiary to complete the transactions contemplated hereby on the terms set forth herein which, when taken together with all other adverse events, facts or conditions with respect to which such phrase is used in this Agreement, constitutes a material adverse effect on (i) the assets, properties, business, results of operations or financial condition of Company and the Company Subsidiaries taken as a whole (provided that in no event shall effects primarily resulting from any of the following be taken into account in determining whether there is, has been or is reasonably likely to be a "Company Material Adverse Effect" under this clause
(i): (A) conditions affecting the regional, national or global economy or securities markets in general that do not have a materially disproportionate impact on Company and the Company Subsidiaries, (B) conditions affecting the industry in which the Company and the Company Subsidiaries operate generally that do not have a materially disproportionate impact on Company and the Company Subsidiaries, (C) any change in the stock price or trading volume of Company Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is, has been or would reasonably likely be, a Company Material Adverse Effect), (D) any act of terrorism or war not specifically directed at Company and that does not have a materially disproportionate impact on Company, (E) the announcement of this Agreement and the transactions contemplated hereby, (F) actions taken or omissions to act with the prior written consent of Parent, (G) changes in laws of general applicability or interpretations thereof by courts or governmental entities that do not have a materially disproportionate impact on Company and the Company Subsidiaries and (H) changes in generally accepted accounting principles) or
(ii) the ability of the Company or any Company Subsidiary to complete the transactions contemplated hereby on the terms set forth herein.

            (b) Company has made available to Parent true and complete copies of the charter and By-laws or other organizational documents of Company as presently in effect, and none of Company or any Company Subsidiary is in default in the performance, observation or fulfillment of its organizational documents, except, in the case of the Company Subsidiaries, such defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      2.2 Authority to Execute and Perform Agreement. Company has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of consummation of the Merger, to the adoption of this Agreement by the holders of Company Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board of Directors. No other action on the part of Company is necessary to consummate the transactions contemplated hereby (other than adoption of this Agreement by the holders of Company Common Stock). This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The affirmative approval of the holders of a majority of the shares of Company Common Stock outstanding is the only vote of holders of Company capital stock required to adopt this Agreement.

      2.3 Capitalization and Title to Shares

            (a) Company is authorized to issue 60,000,000 shares of Company Common Stock, of which 26,131,979 shares were issued and outstanding as of July 6, 2005. All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. No shares of Company Common Stock are held in the Company's treasury.

            (b) Company has reserved 1,764,625 shares of Company Common Stock for issuance pursuant to all Company Options. Company Options to purchase 715,375 shares of Company Common Stock were outstanding as of July 6, 2005.
Section 2.3(b) of the Company Disclosure Schedule includes a true and complete list of all Company Options outstanding as of July 6, 2005, which schedule shows the Company Stock Option Plan pursuant to which the Company Option was issued, the underlying shares that have vested as of July 6, 2005, the applicable vesting and acceleration provisions, the expiration date and whether the option is intended to be an incentive stock option. True and complete copies of all instruments (or the forms of such instruments) referred to in this section have been furnished to Parent. Except as indicated in Section 2.3(b) of the Company Disclosure Schedule, Company is not obligated to accelerate the vesting of any Company Options as a result of the Merger. Each Company Stock Option Plan (including all amendments) has been duly approved by Company's stockholders.

            (c) Company is authorized to issue 2,000,000 shares of Preferred Stock, $1.00 par value per share (the "Company Preferred Stock"), none of which are issued and outstanding and none of which have been reserved for issuance.

            (d) Except for (i) shares indicated as issued and outstanding on July 6, 2005 in Section 2.3(a), (ii) shares issued after such date upon the exercise of outstanding Company Options listed in Section 2.3(b) of the Company Disclosure Schedule or granted after July 6, 2005 in the ordinary course of business and in compliance with Section 4.1 and (iii) shares of Company Common Stock and Company Options issued in compliance with Section 4.1, there are not as of the date hereof, and at the Effective Time there will not be, any shares of Company Common Stock issued and outstanding.

            (e) Company's authorized capital stock consists solely of Company Common Stock described in Section 2.3(a) and Company Preferred Stock described in Section 2.3(c). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, rights (including pursuant to a so-called "poison pill") or other agreements, claims or commitments of any nature whatsoever obligating Company to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Company or obligating Company to grant, extend or enter into any such agreement, other than Company Options listed in Section 2.3(b) of the Company Disclosure Schedule and Company Options to purchase shares of Company Common Stock granted in the ordinary course of business with exercise prices equal to the trading price of Company Common Stock on the date of grant consistent with past practice since July 6, 2005. To the knowledge of Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Company. For the purposes of this Agreement, the

"knowledge of Company" or "to Company's knowledge" means the actual knowledge of one or more executive officers of Company.

            (f) Neither Company nor any Company Subsidiary beneficially owns any shares of capital stock of Parent.

            (g) Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders may vote.

      2.4 Company Subsidiaries.

            (a) Section 2.4(a) of the Company Disclosure Schedule sets forth a true and complete list of the names and jurisdictions of organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly by Company free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "Company Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Company or any Company Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Company or by any Company Subsidiary, or by Company and one or more Company Subsidiaries, provided, however, that for the purposes of Article IV, the phrase "at least 50%" in the foregoing definition shall be "more than 50%."

            (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Company Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to grant, extend or enter into any such agreement. To the knowledge of Company, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Company Subsidiary.

            (c) Section 2.4(c) of the Company Disclosure Schedule sets forth, for each Company Joint Venture (as defined below), the interest held by Company and the jurisdiction in which such Company Joint Venture is organized. Interests in Company Joint Ventures held by Company are held directly by Company, free and clear of any charges, liens, encumbrances, security interest or adverse claims. The term "Company Joint Venture" means any corporation or other entity (including partnership, limited liability company and other business association) that is not a Company Subsidiary and in which Company or one or more Company Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

      2.5 SEC Reports.

            (a) Company previously has made available to Parent (i) its Annual Report on Form 10-K for the year ended December 31, 2004 (the "Company 10-K"), as filed with the SEC, (ii) all proxy statements relating to Company's meetings of stockholders held or to be held after December 31, 2004 and (iii) all other documents filed by Company with, or furnished by Company to, the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 2002 and prior to the date of this Agreement (the "Company SEC Reports"). As of their respective dates, such documents complied, and all documents filed by Company with the SEC between the date of this Agreement and the Closing Date shall comply, in all material respects, with applicable SEC requirements (including the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder) and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. On and since January 1, 2002, Company has timely filed, and between the date of this Agreement and the Closing Date shall timely file, with the SEC all documents required to be filed by it under the Exchange Act. No Company Subsidiary is required to file any form, report or other document with the SEC.

            (b) Company has made available to Parent a complete and correct copy of any amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, if any, to (i) Company Agreements which previously have been filed by Company with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") or Exchange Act and
(ii) Company SEC Reports filed prior to the date hereof. Company has timely responded to all comment letters and other correspondence of the staff of the SEC relating to the Company SEC Reports, and the SEC has not notified Company that any final responses are inadequate, insufficient or otherwise non-responsive. Company has made available to Parent true and complete copies of all correspondence between the SEC, on the one hand, and Company and any of the Company Subsidiaries, on the other, occurring since January 1, 2002 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Parent any such correspondence sent or received after the date hereof. To the knowledge of Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

      2.6 Financial Statements.

            (a) The consolidated financial statements contained in the Company 10-K and in Company's quarterly report on Form 10-Q for the quarter ended March 31, 2005 (the "Company 10-Q") have been prepared from, and are in accordance with, the books and records of Company and present fairly, in all material respects, the consolidated financial condition and results of operations of Company and the Company Subsidiaries as of and for the periods presented therein, all in conformity with United States generally accepted accounting principles applied on a consistent basis ("GAAP"), except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Company 10-Q to normal year-end adjustments, which in the aggregate are not material in amount, and the absence of notes.

            (b) Company maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, that transactions are executed only in accordance with the authorization of management and regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company's assets. Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Company required under the Exchange Act with respect to such reports. Company is not a party to, and does not have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company in Company's published financial statements or other Company SEC Reports. Since January 1, 2005, Company has not received any oral or written notification of any (x) "significant deficiency" or (y) "material weakness" in Company's internal controls over financial reporting. There is no outstanding "significant deficiency" or "material weakness" which Company's independent accountants certify has not been appropriately and adequately remedied by Company. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board.

      2.7 Absence of Undisclosed Liabilities. Company has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the balance sheet (the "Company Balance Sheet") dated December 31, 2004 included in the Company 10-K or adequately disclosed (in accordance with GAAP) in the notes thereto,
(ii) reflected in Company's unaudited balance sheet dated March 31, 2005 included in the Company 10-Q or adequately disclosed (in accordance with GAAP) in the notes thereto, (iii) incurred since March 31, 2005 in the ordinary course of business or (iv) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      2.8 Absence of Adverse Changes. Since December 31, 2004, there has not been any change, event or circumstance that has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There has not been any action taken by Company or any Company Subsidiary during the period from December 31, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

      2.9 Compliance with Laws.

            (a) Company and the Company Subsidiaries have complied in a timely manner and in all respects, with all laws, statutes, regulations, rules, ordinances and judgments, decrees, orders, writs and injunctions, of any court or governmental entity (collectively, "Laws") relating to any of the property owned, leased or used by them, or applicable to their business or products, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (b) Company and the Company Subsidiaries including, to the knowledge of Company, their respective employees (to the extent applicable) have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a governmental entity (i) pursuant to which Company or any Company Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of Company or any of its subsidiaries or the holding of any such interest ((i) and (ii) are herein collectively called "Company Permits"), and all of such Company Permits are valid and in full force and effect, except where the failure to obtain or have any such Company Permit or for any such Company Permit to be valid and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and no proceeding is pending or, to the knowledge of Company, threatened to revoke, suspend, cancel, terminate, or adversely modify any material Company Permit.

      2.10 Actions and Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) there are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against Company, any Company Subsidiary or any of their securities, assets or properties and (ii) there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Company, threatened against Company, any Company Subsidiary, or any of their securities, assets or properties. To the knowledge of Company, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with Company's ability to consummate the transactions contemplated hereby. There has not been nor are there currently any internal investigations or inquiries being conducted by Company or any Company Subsidiary, the Company Board of Directors or any committee thereof, or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict or interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

      2.11 Contracts and Other Agreements. There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10)) of Regulation S-K to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary is bound (the "Company Agreements") other than (a) those Company Agreements identified on the exhibit indices of Company SEC Reports and
(b) those Company Agreements entered into by the Company or a Company Subsidiary after the date of this Agreement in compliance with Section 4.1. Each Company Agreement is valid, subsisting, in full force and effect and is enforceable against Company or the applicable Company Subsidiary, and, to the knowledge of Company, the other parties thereto in accordance with its terms. Neither Company or any Company Subsidiary, nor to the knowledge of Company, any other party, is in breach of or in default under any provision of any Company Agreement, except for breaches or defaults which have not had and are not reasonably likely to have, individually or in the aggregate, a Company Material

Adverse Effect. To Company's knowledge, no condition or circumstance exists which would reasonably be expected to constitute a default of a provision under any Company Agreement, except for defaults which have not had, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of any Company Agreements listed on the Company Disclosure Schedule pursuant to this Section 2.11 and of unredacted copies of any Company Agreements filed with the SEC pursuant to a confidential treatment request have been provided to Parent.

            (a) To the knowledge of Company, no executive officer or director of Company has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of Company (except as a stockholder) or a Company Subsidiary, any competitor, customer, supplier or agent of Company or a Company Subsidiary or any person that is currently a party to any Company Agreement.

            (b) Neither Company nor any Company Subsidiary is party to any interest rate, equity or other swap or derivative instrument.

      2.12 Intellectual Property.

            (a) Each of Company and the Company Subsidiaries owns, or is validly licensed or otherwise has the right to use all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, domain names, service marks, service mark rights, copyrights, design rights, mask work rights, trade secrets, inventions, know-how, information, privacy rights, data rights computer programs, databases and all other intellectual property rights of any kind or nature arising under U.S. or foreign law whether registered or unregistered (collectively, "Proprietary Rights") which are used in the conduct of the business of Company and the Company Subsidiaries or without which the Company or the Company Subsidiaries would be infringing, misappropriating, or violating a third party's Proprietary Rights, in each case free and clear of all Liens. Company and each of the Company Subsidiaries have taken all reasonable steps it believes to be required in accordance with sound business practices to establish and preserve its ownership of all Proprietary Rights with respect to its products, services and technology. Company and the Company Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties.

            (b) Section 2.12(b) of the Company Disclosure Schedule identifies all patents and patent applications, all registered trademarks and trademark applications, and all registered copyrighted works and mask works owned by Company and the Company Subsidiaries. With respect to each item required to be so identified on Section 2.12(b) of the Company Disclosure Schedule: (i) Company or a Company Subsidiary owns (free and clear of any claim, lien, charges and legal duties, including duties owed to any third party under tort law, pursuant to any contract or agreement, or stemming from any Proprietary Right) each such item; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action is pending or, to the knowledge of Company, threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and (iv) Company owns, uses and can transfer control of the item pursuant to the terms of this Agreement without any breach or violation of any contract or agreement or any applicable Laws, in each case except where any such failure to possess clear title or any such outstanding injunction, judgment, order, decree, ruling, charge or action or the failure of Company to own, use or be able to transfer control of such item would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (c) Section 2.12(c) of the Company Disclosure Schedule identifies all trade secrets, unregistered copyrightable works and other unpatented proprietary technologies that are material to the conduct of the business of Company and the Company Subsidiaries, taken as a whole. With respect to each item required to be listed on Section 2.12(c) of the Company Disclosure Schedule and the source code of any software owned or exclusively licensed by Company (as opposed to software licensed from third parties on a non-exclusive basis), Company and the Company Subsidiaries have not disclosed any material portion of such Proprietary Rights to any third party.

            (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

                  (i) to the knowledge of Company, (A) the business conducted by Company and the Company Subsidiaries does not infringe upon the Proprietary Rights of any third party, and (B) none of Company or any the Company Subsidiaries has infringed upon, misappropriated or otherwise violated the Proprietary Rights of any third party;

                  (ii) Company has never received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation, or violation (including any claim that Company or a Company Subsidiary must license or refrain from using any Proprietary Rights of any third party);

                  (iii) no claims are pending or, to the knowledge of Company threatened, that Company or any of its Subsidiaries is infringing (including with respect to the manufacture, use or sale by Company or any of its Subsidiaries of their respective commercial products and services) the Proprietary Rights of any person; and

                  (iv) as of the date of this Agreement, to the knowledge of Company, no person or entity has infringed upon, misappropriated or otherwise violated the Proprietary Rights of Company or any of its Subsidiaries.

            (e) To the knowledge of Company, none of the activities of the employees of Company or any Company Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. All employees and consultants who contributed to the discovery or development of any of the Proprietary Rights used in the conduct of the business of Company and the Company Subsidiaries did so pursuant to written agreements assigning all Proprietary Rights arising therefrom to Company or a Company Subsidiary.

            (f) No agreement pursuant to which Company or any Company Subsidiary holds, uses or licenses material Proprietary Rights contains change of control or other provisions that would, as a result of the Merger: (i) cause the termination of such agreement or allow any other party to such agreement to terminate the agreement or (ii) effect any change in such agreement adverse to Company.

            (g) Company and the Company Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. To the knowledge of Company, no complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or threatened against Company or any Company Subsidiary. To the knowledge of Company, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of Company or a Company Subsidiary, or (ii) material breach of Company's or any Subsidiary's security procedures wherein confidential information has been disclosed to a third person.

            (h) None of Company's material Proprietary Rights constitutes or is dependent on any open source computer code, none of Company's products incorporates, imbeds or is bundled with any open source computer code, and none of Company's material Proprietary Rights is subject to any license or other contractual obligation that would require Company to divulge to any person any source code or trade secret that is part of Company's Proprietary Rights.

      2.13 Assets.

            (a) Company and each Company Subsidiary has all material assets, properties, rights and contracts necessary to permit Company and the Company Subsidiaries to conduct their business as it is currently being conducted. Company and each Company Subsidiary has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except (i) liens for current taxes not yet due and payable that are not overdue or that are being contested in good faith by appropriate proceedings, (ii) mechanics', carriers' workers', repairers' and other similar liens imposed by law arising or incurred in the ordinary course of business that are not overdue or that are being contested in good faith by appropriate proceedings, (iii) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable law or other social security, (iv) restrictions on the transfer of securities arising under federal and state securities laws, (v) such imperfections of title, restrictions, encroachments, liens and easements as do not and would not reasonably be expected to materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (vi) liens securing debt which is reflected on the Company Balance Sheet (collectively, "Permitted Encumbrances"). The buildings, property and equipment of Company and each Company Subsidiary that are used in the operations of business are (i) in good operating condition and repair and (ii) have been maintained in accordance with normal industry practices.

            (b) No Company or Company Subsidiary owns in fee any real property.
Section 2.13(b) of the Company Disclosure Schedule lists all real property leased by Company and each Company Subsidiary (the "Company Leased Real Property"). True and complete copies of all leases with respect to Company Leased Real Property (the "Company Real Property Leases") in excess of 15,000 square feet have been provided to Parent. Each lease set forth on Section 2.13(b) is valid, subsisting, in full force and effect and is enforceable against Company or the applicable Company Subsidiary, and, to the knowledge of Company, the other parties thereto in accordance with its terms. Neither Company or any Company Subsidiary, nor to the knowledge of Company, any other party, is in breach of or in default under any provision of any Company Real Property Lease, except for breaches or defaults which have not had, and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of Company, no condition or circumstance exists which would reasonably be expected to constitute a default of a provision under any Company Real Property Lease, except for those conditions or circumstances that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

            (c) There are no written or oral subleases, licenses, occupancy agreements, rights of first offer, rights of first refusal or other contractual obligations that grant the right of use or occupancy of Company Leased Real Property, and there is no person in possession of Company Leased Real Property other than Company and the Company Subsidiaries. There is no pending, or, to the knowledge of Company, threatened, eminent domain, condemnation or similar proceeding materially affecting any Company Leased Real Property.

      2.14 Insurance. Company (or one of the Company Subsidiaries) now maintains in full force and effect, and has maintained during the immediately preceding three-year period, policies of insurance that to the Company's knowledge are reasonably adequate with respect to all material properties, assets and business activities of Company and each of the Company Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities. There are no material outstanding unpaid claims under any of such policies of insurance.

      2.15 Commercial Relationships. None of Company's or the Company Subsidiaries' material customers, suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with Company or a Company Subsidiary or has, during the last twelve months, altered its relationship with Company or a Company Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's knowledge, there is no plan or intention of any such entity, and the Company has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with Company or a Company Subsidiary.

      2.16 Tax Matters.

            (a) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means all United States Federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, social security, unemployment insurance, workers' compensation, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, environmental, capital, withholding and any other taxes and similar impositions or assessments in the nature of taxes, together with all interest, penalties and additions imposed on or with respect to such amounts. "Tax Return" means any return, declaration, report, claim for refund, return or statement filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or imposition of any Taxes, including any attachments thereto and any amendments thereof.

            (b) All Tax Returns required to be filed by or with respect to Company and the Company Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Company or the Company Subsidiaries, whether or not shown on any Tax Return, have been paid. Company and the Company Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made in writing by any taxing authority in any other jurisdiction that Company or the Company Subsidiaries are or may be subject to taxation by that jurisdiction.

            (c) There are no material liens or other encumbrances with respect to Taxes upon any of the assets or properties of Company or the Company Subsidiaries, other than with respect to Taxes not yet due and payable.

            (d) No material audit or proceeding is currently pending or, to the knowledge of the Company, threatened, with respect to any Tax Return of Company or the Company Subsidiaries. No material deficiency for any Taxes has been proposed in writing against Company or the Company Subsidiaries, which deficiency has not been paid in full.

            (e) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due from or with respect to Company or the Company Subsidiaries for any taxable period, no power of attorney granted by or with respect to Company or the Company Subsidiaries relating to material Taxes is currently in force.

            (f) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Company has, in accordance with GAAP, made due and sufficient accruals for such Taxes (excluding any "deferred taxes" or similar items that reflect timing differences between tax and financial accounting principles) in Company's books and records. All Taxes attributable to the period beginning after March 31, 2005 have been incurred in the ordinary course of the Company's business.

            (g) All material withholding and payroll Tax requirements required to be complied with by Company and the Company Subsidiaries (including requirements to deduct, withhold and pay over material amounts to any governmental authority in connection with material amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and to comply in all material respects with any associated record keeping and reporting requirements) have been satisfied.

            (h) Company and the Company Subsidiaries are not party to or bound by, nor do they have any obligation under, any Tax sharing agreement or similar contract or arrangement among members of a consolidated, combined or unitary group other than a group of which the Company is the common parent. Neither Company nor any Company Subsidiary has any liability for the Taxes of any other person other than a group of which the Company is the common parent under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            (i) Neither Company nor any Company Subsidiary has made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that could result in it making payments, that were not or would not be deductible under Code Sections 162(m). Neither Company nor any Company Subsidiary has agreed to, or is required to, make any adjustments under Section 481 of the Code by reason of a change in accounting method or otherwise.

            (j) Neither Company nor any Company Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361.

            (k) Company has delivered or made available to Parent (i) complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Company or any Company Subsidiary with respect to the prior three (3) taxable years.

            (l) Neither Company nor any Company Subsidiary has participated in any "reportable transaction" within the meaning of U.S. Treasury Regulation
Section 1.6011-4.

      2.17 Employee Benefit Plans.

            (a) Section 2.17(a) of the Company Disclosure Schedule contains a complete list of all material pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements (the "Company Plans") (other than oral employment agreements that (i) do not constitute an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or (ii), individually or in the aggregate, are not material), including all employee benefit plans as defined in Section 3(3) of ERISA, maintained by Company, the Company Subsidiaries or a Company ERISA Affiliate (as defined below) or to which Company, any of the Company Subsidiaries or a Company ERISA Affiliate are parties or required to contribute or have any material obligation. "Company ERISA Affiliate" means (i) any corporation included with Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is under common control with Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Company or any Company Subsidiary is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as aggregated with Company under Section 414(o) of the Code.

            (b) Company has delivered or made available to Parent current, accurate and complete copies of (i) each Company Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Company Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description for each Company Plan subject to Title I of ERISA, and in the case of each other Company Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Company Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter issued by the Internal Revenue Service ("IRS"), (v) for each Company Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and the annual reports/returns for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Company Plan, and (vii) for each Company Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (including nondiscrimination testing (401(a)(4), ADP and ACP), 402(g), 415 and top-heavy tests) for the 2004 plan year.

            (c) There is no entity (other than Company or any Company Subsidiary) that together with Company or any Company Subsidiary would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

            (d) Each Company Plan maintained by Company, a Company Subsidiary or a Company ERISA Affiliate which is intended to be qualified under Section 401(a) of the Code has received an IRS determination letter to the effect that the Company Plan is so qualified, and, to the knowledge of the Company, there is no fact or circumstance that could reasonably be expected to result in the revocation of such letter. Each Company Plan has been administered in all material respects in accordance with the terms of such Company Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including ERISA and the Code, and to the knowledge of Company, nothing has been done or not done with respect to any Company Plan that could result in any material liability on the part of Company or any Company Subsidiary under Title I of ERISA or Chapter 43 of the Code. None of the Company Plans is currently under examination by the IRS, Department of Labor or other U.S. government agency or department, nor, is any such examination pending or, to the knowledge of the Company, threatened. There are no lawsuits, claims or controversies pending, or to the knowledge of the Company, threatened (other than claims in the ordinary course of business consistent with past practice) with respect to any Company Plan that could reasonably be expected to result in material liability to the Company. All contributions, premiums and other amounts due to or in connection with each Company Plan under the terms of the Company Plan or applicable law have been timely made, and to the extent not yet due, accrued on the financial statements of the Company in accordance with GAAP.

            (e) Any Company Plan subject to Title IV of ERISA with respect to which the Company or any Company Subsidiary has any liability is listed on
Section 2.17(e) of the Company Disclosure Schedule. The actuarial valuation with respect to each such Company Plan, as of January 1, 2004, has been provided to Parent and, to the knowledge of Company, the material facts underlying such valuation remain true and correct as of the date hereof. Specifically, but not in limitation of the foregoing, to the knowledge of Company, there have been no material changes in such facts including with respect to the census of employees, former employees and retirees, the fair market value of plan assets and the provisions of the plan on which the valuation is based. All contributions described in the valuation report with respect to periods prior to the Closing Date have been made in the amounts and at the dates suggested by the actuaries therein. There has been no waiver of any accumulated funding deficiency requested or granted with respect to any Company Plan subject to
Section 412 of the Code or Section 302 of ERISA. No such Company Plan is obligated or is reasonably expected to be required to make "deficit reduction contributions" as defined in Section 412(l)(12) of the Code. No reportable event (within the meaning of Section 4043) of ERISA, whether or not waived by regulations, has occurred with respect to any Company Plan that is subject to Title IV of ERISA.

            (f) Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable law or as otherwise set forth in this Agreement, there are no obligations under any Company Plan providing welfare benefits after termination of employment.

            (g) Except for individual employment agreements, each Company Plan can be amended, modified or terminated without advance notice to or consent by any employee, former employee or beneficiary, except as required by law.

            (h) Neither Company nor any of the Company Subsidiaries nor any Company ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any:

                  (i) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA,

                  (ii) multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA,

                  (iii) welfare benefit fund within the meaning of Section 419(e) of the Code, or

                  (iv) voluntary employees' beneficiary association, within the meaning of Section 501(c)(9) of the Code.

            (i) No employee of, consultant to, or other provider of services to Company, any Company Subsidiary, or any Company ERISA Affiliate will be entitled to any material payment becoming due from any Company Plan, any additional benefit or the acceleration of the payment or vesting of any benefit under any Company Plan by reason of the execution of this Agreement and the consummation of the transactions contemplated hereby.

            (j) Neither Company nor any Company Subsidiary nor any Company ERISA Affiliate has any "leased employees" within the meaning of Section 414(n) of the Code or any independent contractors or other individuals who provide employee-type services but who are not recognized by Company as employees of Company.

            (k) Any Company Plan that is a plan or arrangement to provide unfunded nonqualified deferred compensation is specifically identified in
Section 2.17(a) of the Company Disclosure Schedule. A list of participants in such Company Plan, together with the projected account balances or accrued benefits with respect to each such participant as of the of Closing, are set forth in Section 2.17(k) of the Company Disclosure Schedule. The actuarial valuation (if applicable) with respect to each such Company Plan that is an unfunded nonqualified deferred compensation plan, as of January 1, 2004, has been provided to Parent, to the knowledge of Company, and the material facts underlying such valuation remain true and correct as of the date hereof. Specifically, but not in limitation of the foregoing, to the knowledge of Company, there have been no material changes in such facts including with respect to the census of employees, former employees and retirees, and the provisions of the plan on which the valuation is based. Each Company Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004.

            (l) Each Company Plan maintained for employees of Company outside of the United States (each a "Company Foreign Plan") has been administered in all material respects in a manner that satisfies all applicable Laws. All contributions to each Company Foreign Plan required to be made on or before the Closing have been and will be made by Company or a Company Subsidiary prior to the Closing. Each Company Foreign Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practices and procedures or accruals for each Company Foreign Plan have been made in Company's financial statements. There are no pending investigations by any governmental entity involving any Company Foreign Plan nor any pending claims (except for claims for benefits payable in the normal operation of the Company Foreign Plans), suits or proceedings against any Company Foreign Plan or asserting any rights or claims to benefits under any Company Foreign Plan. The consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Company Foreign Plan.

      2.18 Employee Relations.

            (a) Upon termination of the employment of any employees of Company or any Company Subsidiaries, none of Company, the Company Subsidiaries, the Surviving Corporation, Parent or the Parent Subsidiaries will be liable, by reason of the Merger or anything done at or before the Effective Time in connection with the Merger, to any of such employees for severance pay or any other similar payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to the name, current job title and compensation for the current year of all current directors and executive officers of Company has been provided to Parent.

            (b) Except for matters that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, Company and each Company Subsidiary (i) is in compliance in all respects with all Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

            (c) No work stoppage or labor strike against Company or any Company Subsidiary is pending or, to the knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in or, to the knowledge of Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, could reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. Neither Company nor any Company Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any Company Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by Company or any Company Subsidiary. No union organizing campaign or activity with respect to non-union employees of Company or any Company Subsidiary is ongoing, pending or, to the knowledge of Company, threatened.

      2.19 Environmental Matters.

            (a) Except for those matters which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

                  (i) Company and the Company Subsidiaries are, and have been, in compliance in all respects with all Laws relating to (A) releases or threatened releases of Hazardous Substances (as defined below), (B) pollution or protection of public health or the environment or worker safety or health or (C) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances ("Environmental Laws");

                  (ii) there has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material, substance or waste (each a "Hazardous Substance") on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Company, any Company Subsidiary or any predecessor of Company or any Company Subsidiary;

                  (iii) there have been no Hazardous Substances generated by Company, any Company Subsidiary or any predecessor of Company or any Company Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any governmental entity in the United States; and

                  (iv) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by Company, any Company Subsidiary or any predecessor of Company or any Company Subsidiary, except for the storage of hazardous waste in compliance with Environmental Laws.

            (b) Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

      2.20 No Breach. Except for (a) filings with the SEC, (b) filings with the Secretary of State of Delaware contemplated herein and (c) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act, as amended (the "HSR Act") and any similar filings in foreign jurisdictions, the execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of Company, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which Company or any Company Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any Law applicable to Company or the Company Subsidiaries or by which any of Company's or the Company Subsidiaries' assets or properties is bound, (iv) violate any Company Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, (vi) result in the creation of any lien or other encumbrance on the assets or properties of Company or a Company Subsidiary, or (vii) cause any of the assets owned by Company or any Company Subsidiary to be reassessed or revalued by any taxing authority or other governmental entity, excluding from the foregoing clauses (ii), (iii), (iv),
(vi) and (vii) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, would not reasonably be expected to materially interfere with the ability of Company to consummate the transactions contemplated hereby or would not materially increase the costs of consummation of the Merger. Neither Company nor any Company Subsidiary is or will be required to give any notice to or obtain any consent or waiver from, any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than failures that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      2.21 Board Approvals.

            (a) The Company Board of Directors, as of the date of this Agreement, has determined and resolved (i) that the Merger is in the best interests of Company and its stockholders, (ii) to propose this Agreement for adoption by Company's stockholders and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of Company adopt this Agreement.

            (b) Company has taken all action necessary such that no restrictions contained in any "fair price," "control share acquisition," "business combination" or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement.

      2.22 Financial Advisor.

            (a) The Company Board of Directors has received the opinion of Morgan Stanley & Co. Incorporated ("Morgan Stanley") to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock; provided, however, that Parent and Sub are not entitled to rely upon such opinion. Company shall forward to Parent a copy of the written version of such opinion promptly following receipt and in no event later than two business days after the date of this Agreement.

            (b) Other than Morgan Stanley, no broker, finder, agent or similar intermediary has acted on behalf of Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Company, or any action taken by Company.

      2.23 Interested Party Transactions. Since the date of the filing of Company's 2004 annual meeting proxy statement with the SEC, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not yet been included in a Company SEC Report filed with the SEC prior to the date hereof.

      2.24 Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Registration Statement (as defined in Section 4.7(a)) or for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a "Regulation M-A Filing"), contains or will contain, as applicable, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time of the Regulation M-A Filing, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus (as defined in Section 4.7(a)), on the date it is first mailed to holders of Company Common Stock or holders of Parent Common Stock or at the time of the Company Stockholders Meeting, the Parent Stockholders Meeting or at the Effective Time, contains or will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Except as described in Parent SEC Reports (as defined in Section 3.5) with specificity and with reference to specific events, in each case exclusive of the third and fourth paragraphs under "Overview" in Item 7 of the Parent 10-K and other similar disclosures, and with respect to a contract or agreement, filed as an exhibit to a Parent SEC Report, on the disclosure schedule delivered by Parent to Company on the date hereof (the "Parent Disclosure Schedule"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, Parent and Sub represent and warrant to Company as set forth below. For purposes of the representations and warranties of Parent and Sub contained herein, disclosure in any section of Parent Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Parent and Sub calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Parent Disclosure Schedule or other document delivered by Parent pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

      3.1 Organization and Qualification.

            (a) Each of Parent and each Parent Subsidiary (as defined in Section 3.4(a)) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being and as heretofore conducted. Each of Parent and each Parent Subsidiary is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required by law, except for jurisdictions in which the failure to be so qualified or authorized has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. "Parent Material Adverse Effect" shall mean any adverse effect on the assets, properties, business, results of operations or financial condition of Parent or any Parent Subsidiary or the ability of the Parent or any Parent Subsidiary to complete the transactions contemplated hereby on the terms set forth herein which, when taken together with all other adverse events, facts or conditions with respect to which such phrase is used in this Agreement, constitutes a material adverse effect on (i) the assets, properties, business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole (provided that in no event shall effects primarily resulting from any of the following be taken into account in determining whether there is, has been or is reasonably likely to be a "Parent Material Adverse Effect" under this clause (i): (A) conditions affecting the regional, national or global economy or securities markets in general that do not have a materially disproportionate impact on Parent and the Parent Subsidiaries, (B) conditions affecting the industry in which the Parent and the Parent Subsidiaries operate generally that do not have a materially disproportionate impact on Parent and the Parent Subsidiaries, (C) any change in the stock price or trading volume of Parent Common Stock (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is, has been or would reasonably likely be, a Parent Material Adverse Effect), (D) any act of terrorism or war not specifically directed at Parent and that does not have a materially disproportionate impact on Parent, (E) the announcement of this Agreement and the transactions contemplated hereby, (F) actions taken or omissions to act with the prior written consent of Company, (G) changes in laws of general applicability or interpretations thereof by courts or governmental entities that do not have a materially disproportionate impact on Parent and the Parent Subsidiaries and (H) changes in generally accepted accounting principles) or (ii) the ability of the Parent or any Parent Subsidiary to complete the transactions contemplated hereby on the terms set forth herein.

            (b) Parent has previously made available to Company true and complete copies of the charter and By-laws or other organizational documents of Parent as presently in effect, and none of Parent or any Parent Subsidiary is in default in the performance, observation or fulfillment of its organizational documents, except, in the case of Parent Subsidiaries, such defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

      3.2 Authority to Execute and Perform Agreement. Parent has the corporate power and authority to enter into, execute and deliver this Agreement and, subject, in the case of the issuance of shares of Parent Common Stock pursuant to the terms and conditions of this Agreement, to the approval of the holders of Parent Common Stock, to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Parent Board of Directors. No other action on the part of Parent is necessary to consummate the transactions contemplated hereby (other than approval of the issuance of shares of Parent Common Stock pursuant to the terms and conditions of this Agreement by the holders of Parent Common Stock). This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The affirmative approval of the holders of a majority of the shares of Parent Common Stock present at a meeting of holders of Parent Common Stock where at least a quorum of such holders are present is the only vote of holders of Parent capital stock required in connection with the transactions contemplated hereby.

      3.3 Capitalization and Title to Shares

            (a) Parent is authorized to issue 100,000,000 shares of Parent Common Stock, of which 45,316,497 shares were issued and outstanding as of July 6, 2005. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of pre-emptive rights. No shares of Parent Common Stock are held in the Parent's treasury.

            (b) Parent has reserved 9,712,263 shares of Parent Common Stock for issuance pursuant to all options to purchase Parent Common Stock ("Parent Options"). Parent Options to purchase 5,310,600 shares of Parent Common Stock were outstanding as of July 6, 2005. Section 3.3(b) of the Parent Disclosure
Schedule includes a true and complete list of all

Parent Options outstanding as of July 6, 2005, which schedule shows the underlying shares that have vested, and whether the option is intended to be an incentive stock option. Each stock option plan of Parent (including all amendments) has been duly approved by Parent's stockholders.

            (c) Parent is authorized to issue 1,000,000 shares of preferred stock, $0.01 par value per share (the "Parent Preferred Stock"), one share of which is issued and outstanding. Shares of Parent Preferred Stock have been designated as Series A Junior Participating Preferred Stock, all of which have been reserved for issuance upon exercise of preferred stock purchase rights (the "Parent Rights") issuable pursuant to the Shareholders Rights Agreement, dated as of July 23, 1997, between Parent and Equiserve Trust Company, N.A., a national banking association, as rights agent.

            (d) Except for (i) shares indicated as issued and outstanding on July 6, 2005 in Section 3.3(a), (ii) shares issued after such date upon the exercise of Parent Options listed in Section 3.3(b) of the Parent Disclosure Schedule or granted after July 6, 2005 in the ordinary course of business, (iii) shares issued upon the conversion of Parent's 4.75% convertible subordinated notes due in 2008 or (iv) shares of Parent Common Stock and Parent Options issued in compliance with Section 4.2, there are not as of the date hereof, and at the Effective Time there will not be, any shares of Parent Common Stock issued and outstanding.

            (e) Parent's authorized capital stock consists solely of Parent Common Stock described in Section 3.3(a) and Parent Preferred Stock described in
Section 3.3(c). There are not as of the date hereof, and at the Effective Time there will not be, authorized or outstanding any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, rights (including pursuant to a so-called "poison pill") or other agreements, claims or commitments of any nature whatsoever obligating Parent to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of the capital stock or other securities of Parent or obligating Parent to grant, extend or enter into any such agreement, other than Parent Options listed in Section 3.3(b) of the Parent Disclosure Schedule or granted in the ordinary course of business consistent with past practice since July 6, 2005 and the Parent Rights. To the knowledge of Parent, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of Parent. For the purposes of this Agreement, the "knowledge of Parent" or "to Parent's knowledge" means the actual knowledge of one or more executive officers of Parent.

            (f) Neither Parent nor any Parent Subsidiary beneficially owns any shares of capital stock of Company.

            (g) Parent has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders may vote.

      3.4 Parent Subsidiaries.

            (a) Section 3.4(a) of the Parent Disclosure Schedule sets forth a true and complete list of the names and jurisdictions of organization of each Parent Subsidiary. All issued and outstanding shares or other equity interests of each Parent Subsidiary are owned directly by

Parent or a Parent Subsidiary free and clear of any charges, liens, encumbrances, security interests or adverse claims. As used in this Agreement, "Parent Subsidiary" means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which Parent or any Parent Subsidiary is a general partner or (ii) at least 50% of the securities or other interests having voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by Parent or by any Parent Subsidiary, or by Parent and one or more Parent Subsidiaries, provided, however, that for the purposes of Article IV, the phrase "at least 50%" in the foregoing definition shall be "more than 50%.".

            (b) There are not as of the date hereof, and at the Effective Time there will not be, any subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating any Parent Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, shares of the capital stock or other securities of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such agreement. To the knowledge of Parent, there are no stockholder agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of the capital stock of any Parent Subsidiary.

            (c) Section 3.4(c) of the Parent Disclosure Schedule sets forth, for each Parent Joint Venture (as defined below), the interest held by Parent and the jurisdiction in which such Parent Joint Venture is organized. Interests in Parent Joint Ventures held by Parent are held directly by Parent, free and clear of any charges, liens, encumbrances, security interest or adverse claims. The term "Parent Joint Venture" means any corporation or other entity (including partnership, limited liability company and other business association) that is not a Parent Subsidiary and in which Parent or one or more Parent Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

      3.5 SEC Reports.

            (a) Parent previously has made available to Company (i) its Annual Report on Form 10-K for the year ended September 30, 2004 (the "Parent 10-K"), as filed with the SEC, (ii) all proxy statements relating to Parent's meetings of stockholders held or to be held after September 30, 2004 and (iii) all other documents filed by Parent with, or furnished by Parent to, the SEC under the Exchange Act, since January 1, 2002 and prior to the date of this Agreement (the "Parent SEC Reports"). As of their respective dates, such documents complied, and all documents filed by Parent with the SEC between the date of this Agreement and the Closing Date shall comply, in all material respects, with applicable SEC requirements (including the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder) and did not, or in the case of documents filed on or after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. On and since January 1, 2002, Parent has timely filed, and between the date of this Agreement and the Closing Date shall timely file, with the SEC all documents required to be filed by it under the Exchange Act. No Parent Subsidiary is required to file any form, report or other document with the SEC.

            (b) Parent has made available to Company a complete and correct copy of any amendments or modifications which are required to be filed with the SEC, but have not yet been filed with the SEC, if any, to (i) Parent Agreements which previously have been filed by Parent with the SEC pursuant to the Securities Act or Exchange Act and (ii) Parent SEC Reports filed prior to the date hereof. Parent has timely responded to all comment letters and other correspondence of the staff of the SEC relating to the Parent SEC Reports, and the SEC has not notified Parent that any final responses are inadequate, insufficient or otherwise non-responsive. Parent has made available to Company true and complete copies of all correspondence between the SEC, on the one hand, and Parent and any of the Parent Subsidiaries, on the other, occurring since January 1, 2002 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Company any such correspondence sent or received after the date hereof. To the knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

      3.6 Financial Statements.

            (a) The consolidated financial statements contained in the Parent 10-K and in Parent's quarterly report on Form 10-Q for the quarter ended March 31, 2005 (the "Parent 10-Q") have been prepared from, and are in accordance with, the books and records of Parent and present fairly, in all material respects, the consolidated financial condition and results of operations of Parent and Parent Subsidiaries as of and for the periods presented therein, all in conformity with GAAP, except as otherwise indicated therein and subject in the case of the unaudited financial statements included in the Parent 10-Q to normal year-end adjustments, which in the aggregate are not material in amount, and the absence of notes.

            (b) Parent maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, that transactions are executed only in accordance with the authorization of management and regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent's assets. Parent's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Parent is not a party to, and does not have any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange
Act)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent's published financial statements or other Parent SEC Reports. Since October 1, 2004, Parent has not received any oral or written notification of any (x) "significant deficiency" or (y) "material weakness" in Parent's internal controls over financial reporting. There is no outstanding "significant deficiency" or "material weakness" which Parent's independent accountants certify has not been appropriately and adequately remedied by Parent. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board.

      3.7 Absence of Undisclosed Liabilities. Parent has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities (i) adequately reflected or reserved against on the balance sheet (the "Parent Balance Sheet") dated September 30, 2004 included in the Parent 10-K or adequately disclosed (in accordance with GAAP) in the notes thereto,
(ii) reflected in Parent's unaudited balance sheet dated March 31, 2005 included in the Parent 10-Q or adequately disclosed (in accordance with GAAP) in the notes thereto, (iii) incurred since March 31, 2005 in the ordinary course of business or (iv) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

      3.8 Absence of Adverse Changes. Since September 30, 2004, there has not been any change, event or circumstance that has had, or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. There has not been any action taken by Parent or any Parent Subsidiary during the period from September 30, 2004 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2.

      3.9 Compliance with Laws.

            (a) Parent and the Parent Subsidiaries have complied in a timely manner and in all respects, with all Laws relating to any of the property owned, leased or used by them, or applicable to their business or products, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (b) Parent and the Parent Subsidiaries including, to the knowledge of Parent, their respective employees (to the extent applicable) have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a governmental entity (i) pursuant to which Parent or any Parent Subsidiary currently operates or holds any interest in any of its properties or (ii) that is required for the operation of the business of Parent or any of its subsidiaries or the holding of any such interest ((i) and (ii) are herein collectively called "Parent Permits"), and all of such Parent Permits are valid and in full force and effect, except where the failure to obtain or have any such Parent Permit or for any such Parent Permit to be valid and in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and no proceeding is pending or, to the knowledge of Parent, threatened to revoke, suspend, cancel, terminate, or adversely modify any material Parent Permit.

      3.10 Actions and Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) there are no outstanding orders, judgments, injunctions, decrees or other requirements of any court, arbitrator or governmental or regulatory body against Parent, any Parent Subsidiary or any of their securities, assets or properties and (ii) there are no actions, suits or claims or legal, administrative or arbitration proceedings pending or, to the knowledge of Parent, threatened against Parent, any Parent Subsidiary, or any of their securities, assets or properties. To the knowledge of Parent, there is no fact, event or circumstance now in existence that reasonably could be expected to give rise to any action, suit, claim, proceeding or investigation that would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially interfere with Parent's ability to consummate the transactions contemplated hereby. There has not been nor are there currently any internal investigations or inquiries being conducted by Parent or any Parent Subsidiary, the Parent Board of Directors or any committee thereof, or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict or interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

      3.11 Contracts and Other Agreements. There are no contracts or agreements that are material contracts (as defined in Item 601(b)(10)) of Regulation S-K to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound (the "Parent Agreements") other than (a) Parent Agreements identified on the exhibit indices of Parent SEC Reports and (b) those Parent Agreements entered into by Parent or a Parent Subsidiary after the date of this Agreement in compliance with Section 4.1. Each Parent Agreement is valid, subsisting, in full force and effect and is enforceable against Parent or the applicable Parent Subsidiary, and, to the knowledge of Parent, the other parties thereto in accordance with its terms. Neither Parent or any Parent Subsidiary, nor to the knowledge of Parent, any other party, is in breach of or in default under any provision of any Parent Agreement, except for breaches or defaults which have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent's knowledge, no condition or circumstance exists which would reasonably be expected to constitute a default of a provision under any Parent Agreement, except for defaults which have not had, and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. True and complete copies of any Parent Agreements listed on the Parent Disclosure Schedule pursuant to this Section 3.11 and unredacted copies of any Parent Agreements filed with the SEC pursuant to a confidential treatment request have been provided to Company.

            (a) To the knowledge of Parent, no executive officer or director of Parent has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 2% of a class of securities of a publicly traded company) any material interest in any property or assets of Parent (except as a stockholder) or a Parent Subsidiary, any competitor, customer, supplier or agent of Parent or a Parent Subsidiary or any person that is currently a party to any Parent Agreement.

            (b) Neither Parent nor any Parent Subsidiary is party to any interest rate, equity or other swap or derivative instrument.

      3.12 Intellectual Property.

            (a) Each of Parent and the Parent Subsidiaries owns, or is validly licensed or otherwise has the right to use all Proprietary Rights which are used in the conduct of the business of Parent and the Parent Subsidiaries, or without which Parent or the Parent Subsidiaries would be infringing, misappropriating, or violating a third party's Proprietary Rights, in each case free and clear of all Liens. Parent and each of the Parent Subsidiaries have taken all reasonable steps it believes to be required in accordance with sound business practices to establish and preserve its ownership of all Proprietary Rights with respect to its products, services and technology. Parent and the Parent Subsidiaries have the right to sell their products and services (whether now offered for sale or under development) free from any royalty or other obligations to third parties.

            (b) Section 3.12(b) of the Parent Disclosure Schedule identifies all patents and patent applications, all registered trademarks and trademark applications, and all registered copyrighted works and mask works owned by Parent and the Parent Subsidiaries. With respect to each item required to be so identified on Section 3.12(b) of the Parent Disclosure Schedule: (i) Parent or a Parent Subsidiary owns (free and clear of any claim, lien, charges and legal duties, including duties owed to any third party under tort law, pursuant to any contract or agreement, or stemming from any Proprietary Right) each such item;
(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) no action is pending or, to the knowledge of Parent, threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and (iv) Parent owns, uses and can transfer control of the item pursuant to the terms of this Agreement without any breach or violation of any contract or agreement or any applicable Laws, in each case except where any such failure to possess clear title or any such outstanding injunction, judgment, order, decree, ruling, charge or action or the failure of Parent to own, use or be able to transfer control of such item would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (c) Section 3.12(c) of the Parent Disclosure Schedule identifies all trade secrets, unregistered copyrightable works and other unpatented proprietary technologies that are material to the conduct of the business of Parent and the Parent Subsidiaries, taken as a whole. With respect to each item required to be listed on Section 3.12(c) of the Parent Disclosure Schedule and the source code of any software owned or exclusively licensed by Parent (as opposed to software licensed from third parties on a non-exclusive basis), Parent and the Parent Subsidiaries have not disclosed any material portion of such Proprietary Rights to any third party.

            (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

                  (i) to the knowledge of Parent, (A) the business conducted by Parent and the Parent Subsidiaries does not infringe upon the Proprietary Rights of any third party, and (B) none of Parent or any the Parent Subsidiaries has infringed upon, misappropriated or otherwise violated the Proprietary Rights of any third party;

                  (ii) Parent has never received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation, or violation (including any claim that Parent or a Parent Subsidiary must license or refrain from using any Proprietary Rights of any third party);

                  (iii) no claims are pending or, to the knowledge of Parent threatened, that Parent or any of its Subsidiaries is infringing (including with respect to the manufacture, use or sale by Parent or any of its Subsidiaries of their respective commercial products and services) the Proprietary Rights of any person; and

                  (iv) as of the date of this Agreement, to the knowledge of Parent, no person or entity has infringed upon, misappropriated or otherwise violated the Proprietary Rights of Parent or any of its Subsidiaries.

            (e) To the knowledge of Parent, none of the activities of the employees of Parent or any Parent Subsidiary on behalf of such entity violates any agreement or arrangement which any such employees have with former employers. All employees and consultants who contributed to the discovery or development of any of the Proprietary Rights used in the conduct of the business of Parent and the Parent Subsidiaries did so pursuant to written agreements assigning all Proprietary Rights arising therefrom to Parent or a Parent Subsidiary.

            (f) No agreement pursuant to which Parent or any Parent Subsidiary holds, uses or licenses material Proprietary Rights contains change of control or other provisions that would, as a result of the Merger: (i) cause the termination of such agreement or allow any other party to such agreement to terminate the agreement or (ii) effect any change in such agreement adverse to Parent.

            (g) Parent and the Parent Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. To the knowledge of Parent, no complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or threatened against Parent or any Parent Subsidiary. To the knowledge of Parent, there has been no: (i) unauthorized disclosure of any material third party proprietary or confidential information in the possession, custody or control of Parent or a Parent Subsidiary, or (ii) material breach of Parent's or any Subsidiary's security procedures wherein confidential information has been disclosed to a third person.

            (h) None of Parent's material Proprietary Rights constitutes or is dependent on any open source computer code, none of Parent's products incorporates, imbeds, or is bundled with any open source computer code, and none of Parent's material Proprietary Rights is subject to any license or other contractual obligation that would require Parent to divulge to any person any source code or trade secret that is part of Parent's Proprietary Rights.

      3.13 Assets.

            (a) Parent and each Parent Subsidiary has all material assets, properties, rights and contracts necessary to permit Parent and the Parent Subsidiaries to conduct their business as it is currently being conducted. Parent and each Parent Subsidiary has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Parent Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the Parent Balance Sheet Date in the ordinary course of business consistent with past practice), or with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case, free and clear of all imperfections of title, restrictions, encroachments, liens and easements, except Permitted Encumbrances. The buildings, property and equipment of Parent and each Parent Subsidiary that are used in the operations of business are (i) in good operating condition and repair and (ii) have been maintained in accordance with normal industry practices.

            (b) Section 3.13(b) of the Parent Disclosure Schedule lists all real property owned in fee by Parent and each Parent Subsidiary ("Parent Owned Real Property"). Parent or a Parent Subsidiary has indefeasible fee simple title in and to Parent Owned Real Property, free and clear of all liens and encumbrances except for Permitted Encumbrances.

            (c) Section 3.13(c) of the Parent Disclosure Schedule lists all real property leased by Parent and each Parent Subsidiary (the "Parent Leased Real Property", and together with Parent Owned Real Property, the "Parent Real Property"). True and complete copies of all leases with respect to Parent Leased Real Property (the "Parent Real Property Leases") in excess of 40,000 square feet have been provided to Company. Each lease set forth on Section 3.13(c) is valid, subsisting, in full force and effect and is enforceable against Parent or the applicable Parent Subsidiary, and, to the knowledge of Parent, the other parties thereto in accordance with its terms. Neither Parent or any Parent Subsidiary, nor to the knowledge of Parent, any other party, is in breach of or in default under any provision of any Parent Real Property Lease, except for breaches or defaults which have not had, and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no condition or circumstance exists which would reasonably be expected to constitute a default of a provision under any Parent Real Property Lease, except for those conditions or circumstances that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

            (d) There are no written or oral subleases, licenses, occupancy agreements, rights of first offer, rights of first refusal or other contractual obligations that grant the right of use or occupancy of Parent Real Property, and there is no person in possession of Parent Real Property other than Parent and the Parent Subsidiaries. There is no pending, or, to the knowledge of Parent, threatened, eminent domain, condemnation or similar proceeding materially affecting any Parent Real Property.

      3.14 Insurance. Parent (or one of the Parent Subsidiaries) now maintains in full force and effect, and has maintained during the immediately preceding three-year period, policies of insurance that to the Parent's knowledge are reasonably adequate with respect to all material properties, assets and business activities of Parent and each of the Parent Subsidiaries against such casualties, risks, and contingencies as are customarily insured against by entities owning similar properties or assets or engaged in similar business activities. There are no material outstanding unpaid claims under any of such policies of insurance.

      3.15 Commercial Relationships. None of Parent's or the Parent Subsidiaries' material customers, suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with Parent or a Parent Subsidiary or has, during the last twelve months, altered its relationship with Parent or a Parent Subsidiary, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent's knowledge, there is not plan or intention of any such entity, and Parent has not received any threat or notice from any such entity, to terminate, cancel or otherwise materially modify its relationship with Parent or a Parent Subsidiary.

      3.16 Tax Matters.

            (a) All Tax Returns required to be filed by or with respect to Parent and the Parent Subsidiaries have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by Parent or the Parent Subsidiaries, whether or not shown on any Tax Return, have been paid. Parent and the Parent Subsidiaries file Tax Returns in all jurisdictions where they are required to so file, and no claim has ever been made in writing by any taxing authority in any other jurisdiction that Parent or the Parent Subsidiaries are or may be subject to taxation by that jurisdiction.

            (b) There are no material liens or other encumbrances with respect to Taxes upon any of the assets or properties of Parent or the Parent Subsidiaries, other than with respect to Taxes not yet due and payable.

            (c) No material audit or proceeding is currently pending or, to the knowledge of the Parent, threatened, with respect to any Tax Return of Parent or the Parent Subsidiaries. No material deficiency for any Taxes has been proposed in writing against Parent or the Parent Subsidiaries, which deficiency has not been paid in full.

            (d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due from or with respect to Parent or the Parent Subsidiaries for any taxable period, no power of attorney granted by or with respect to Parent or the Parent Subsidiaries relating to material Taxes is currently in force.

            (e) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, Parent has, in accordance with GAAP, made due and sufficient accruals for such Taxes (excluding any "deferred taxes" or similar items that reflect timing differences between tax and financial accounting principles) in Parent's books and records. All Taxes attributable to the period beginning after March 31, 2005 have been incurred in the ordinary course of the Parent's business.

            (f) All material withholding and payroll Tax requirements required to be complied with by Parent and the Parent Subsidiaries (including requirements to deduct, withhold and pay over material amounts to any governmental authority in connection with material amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and to comply in all material respects with any associated record keeping and reporting requirements) have been satisfied.

            (g) Parent and the Parent Subsidiaries are not party to or bound by, nor do they have any obligation under, any Tax sharing agreement or similar contract or arrangement among members of a consolidated, combined or unitary group other than a group of which Parent is the common parent. Neither Parent nor any Parent Subsidiary has any liability for the Taxes of any other person other than a group of which Parent is the common parent under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

            (h) Neither Parent nor any Parent Subsidiary has made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that could result in it making payments that were not or would not be deductible under Code Sections 162(m). Neither Parent nor any Parent Subsidiary has agreed to, or is required to, make any adjustments under Section 481 of the Code by reason of a change in accounting method or otherwise.

            (i) Neither Parent nor any Parent Subsidiary has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361.

            (j) Parent has delivered or made available to Company (i) complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Parent or any Parent Subsidiary with respect to the prior three (3) taxable years.

            (k) Neither Parent nor any Parent Subsidiary has participated in any "reportable transaction" within the meaning of U.S. Treasury Regulation Section 1.6011-4.

      3.17 Employee Benefit Plans.

            (a) Section 3.17(a) of the Parent Disclosure Schedule contains a complete list of all material pension, savings, profit sharing, retirement, deferred compensation, employment, welfare, fringe benefit, insurance, short and long term disability, medical, death benefit, incentive, bonus, stock, vacation pay, severance pay and similar plans, programs or arrangements (the "Parent Plans") (other than oral employment agreements that (i) do not constitute an "employee benefit plan" within the meaning of Section 3(3) of ERISA or (ii), individually or in the aggregate, are not material), including all employee benefit plans as defined in Section 3(3) of ERISA, maintained by Parent, the Parent Subsidiaries or a Parent ERISA Affiliate (as defined below) or to which Parent, any of the Parent Subsidiaries or a Parent ERISA Affiliate are parties or required to contribute or have any material obligation. "Parent ERISA Affiliate" means (i) any corporation included with Parent in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is under common control with Parent within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Parent or any Parent Subsidiary is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as aggregated with Parent under Section 414(o) of the Code.

            (b) Parent has delivered or made available to Company current, accurate and complete copies of (i) each Parent Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Parent Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description for each Parent Plan subject to Title I of ERISA, and in the case of each other Parent Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Parent Plan intended to be qualified under Section 401(a) of the Code, the most recent determination or opinion letter issued by the IRS, (v) for each Parent Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and the annual reports/returns for the two preceding years, together with all schedules and exhibits, (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Parent Plan, and (vii) for each Parent Plan that is intended to be qualified under Code
Section 401(a), copies of compliance testing results (including nondiscrimination testing (401(a)(4), ADP and ACP), 402(g), 415 and top-heavy tests) for the 2004 plan year.

            (c) There is no entity (other than Parent or any Parent Subsidiary) that together with Parent or any Parent Subsidiary would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

            (d) Each Parent Plan maintained by Parent, a Parent Subsidiary or a Parent ERISA Affiliate which is intended to be qualified under Section 401(a) of the Code has received an IRS determination letter to the effect that the Parent Plan is so qualified, and, to the knowledge of the Parent, there is no fact or circumstance that could reasonably be expected to result in the revocation of such letter. Each Parent Plan has been administered in all material respects in accordance with the terms of such Parent Plan and the provisions of any and all statutes, orders or governmental rules or regulations, including ERISA and the Code, and to the knowledge of Parent, nothing has been done or not done with respect to any Parent Plan that could result in any material liability on the part of Parent or any Parent Subsidiary under Title I of ERISA or Chapter 43 of the Code. None of the Parent Plans is currently under examination by the IRS, Department of Labor or other U.S. government agency or department, nor, is any such examination pending or, to the knowledge of the Parent, threatened. There are no lawsuits, claims or controversies pending, or to the knowledge of the Parent, threatened (other than claims in the ordinary course of business consistent with past practice) with respect to any Parent Plan that could reasonably be expected to result in material liability to the Parent. All contributions, premiums and other amounts due to or in connection with each Parent Plan under the terms of the Parent Plan or applicable law have been timely made, and to the extent not yet due, accrued on the financial statements of Parent in accordance with GAAP.

            (e) Any Parent Plan subject to Title IV of ERISA with respect to which the Parent or any Parent Subsidiary has any liability is listed on Section 3.17(e) of the Parent Disclosure Schedule. The actuarial valuation with respect to each such Parent Plan, as of January 1, 2004, has been provided to Company and, to the knowledge of Company, the material facts underlying such valuation remain true and correct as of the date hereof. Specifically, but not in limitation of the foregoing, to the knowledge of Company, there have been no material changes in such facts including with respect to the census of employees, former employees and retirees, the fair market value of plan assets and the provisions of the plan on which the valuation is based. All contributions described in the valuation report with respect to periods prior to the Closing Date have been made in the amounts and at the dates suggested by the actuaries therein. There has been no waiver of any accumulated funding deficiency requested or granted with respect to any Parent Plan subject to
Section 412 of the Code or Section 302 of ERISA. No such Parent Plan is obligated or is reasonably expected to be required to make "deficit reduction contributions" as defined in Section 412(l)(12) of the Code. No reportable event (within the meaning of Section 4043) of ERISA, whether or not waived by regulations, has occurred with respect to any Parent Plan that is subject to Title IV of ERISA.

            (f) Except for continuation of health coverage to the extent required under Section 4980B of the Code or Section 601 et seq. of ERISA, other applicable law or as otherwise set forth in this Agreement, there are no obligations under any Parent Plan providing welfare benefits after termination of employment.

            (g) Except for individual employment agreements, each Parent Plan can be amended, modified or terminated without advance notice to or consent by any employee, former employee or beneficiary, except as required by law.

            (h) Neither Parent nor any of the Parent Subsidiaries nor any Parent ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any:

                  (i) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA,

                  (ii) multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA,

                  (iii) welfare benefit fund within the meaning of Section 419(e) of the Code, or

                  (iv) voluntary employees' beneficiary association, within the meaning of Section 501(c)(9) of the Code.

            (i) No employee of, consultant to, or other provider of services to Parent, any Parent Subsidiary, or any Parent ERISA Affiliate will be entitled to any material payment becoming due from any Parent Plan, any additional benefit or the acceleration of the payment or vesting of any benefit under any Parent Plan by reason of the execution of this Agreement and the consummation of the transactions contemplated hereby.

            (j) Neither Parent nor any Parent Subsidiary nor any Parent ERISA Affiliate has any "leased employees" within the meaning of Section 414(n) of the Code or any independent contractors or other individuals who provide employee-type services but who are not recognized by Parent as employees of Parent.

            (k) Any Parent Plan that is a plan or arrangement to provide unfunded nonqualified deferred compensation is specifically identified in
Section 3.17(a) of the Parent Disclosure Schedule. A list of participants in such Parent Plan, together with the projected account balances or accrued benefits with respect to each such participant as of the of Closing, are set forth in Section 3.17(k) of the Parent Disclosure Schedule. The actuarial valuation (if applicable) with respect to each such Parent Plan that is an unfunded nonqualified deferred compensation plan, as of January 1, 2004, has been provided to Company and, to the knowledge of Parent, the material facts underlying such valuation remain true and correct as of the date hereof. Specifically, but not in limitation of the foregoing, to the knowledge of Parent, there have been no material changes in such facts including with respect to the census of employees, former employees and retirees, and the provisions of the plan on which the valuation is based.

Each Parent Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A from the period beginning January 1, 2005 through the date hereof and has not been materially modified since October 2, 2004.

            (l) Each Parent Plan maintained for employees of Parent outside of the United States (each a "Parent Foreign Plan") has been administered in all material respects in a manner that satisfies all applicable Laws. All contributions to each Parent Foreign Plan required to be made on or before the Closing have been and will be made by Parent or a Parent Subsidiary prior to the Closing. Each Parent Foreign Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practices and procedures or accruals for each Parent Foreign Plan have been made in Parent's financial statements. There are no pending investigations by any governmental entity involving any Parent Foreign Plan nor any pending claims (except for claims for benefits payable in the normal operation of the Parent Foreign Plans), suits or proceedings against any Parent Foreign Plan or asserting any rights or claims to benefits under any Parent Foreign Plan. The consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any Parent Foreign Plan.

      3.18 Employee Relations.

            (a) Upon termination of the employment of any employees of the Parent or any Parent Subsidiary, none of Company, the Company Subsidiaries, the Surviving Corporation, Parent or the Parent Subsidiaries will be liable, by reason of the Merger or anything done at or before the Effective Time in connection with the Merger, to any of such employees for severance pay or any other similar payments (other than accrued salary, vacation or sick pay in accordance with normal policies). True and complete information as to the name, current job title and compensation for the current year of all current directors and executive officers of Parent has been provided to Company.

            (b) Except for matters that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each Parent Subsidiary (i) is in compliance in all respects with all Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, (iii) is not liable for any arrears of wages, salaries, commissions, bonuses or other direct compensation for any services performed or amounts required to be reimbursed to any employees or consultants or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

            (c) No work stoppage or labor strike against Parent or any Parent Subsidiary is pending or, to the knowledge of Parent, threatened. Neither Parent nor any Parent Subsidiary is involved in or, to the knowledge of Parent, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including without limitation charges of unfair labor practices or discrimination complaints, that, if adversely determined, could reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act that could reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is presently, nor has it been in the past, a party to or bound by any collective bargaining agreement or union contract with respect to employees, and no collective bargaining agreement is being negotiated by Parent or any Parent Subsidiary. No union organizing campaign or activity with respect to non-union employees of Parent or any Parent Subsidiary is ongoing, pending or, to the knowledge of Parent, threatened.

      3.19 Environmental Matters. Except for those matters which have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

                  (i) Parent and the Parent Subsidiaries are, and have been, in compliance in all respects with all Environmental Laws;

                  (ii) there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Parent, any Parent Subsidiary or any predecessor of Parent or any Parent Subsidiary;

                  (iii) there have been no Hazardous Substances generated by Parent, any Parent Subsidiary or any predecessor of Parent or any Parent Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any governmental entity in the United States; and

                  (iv) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by Parent, any Parent Subsidiary or any predecessor of Parent or any Parent Subsidiary, except for the storage of hazardous waste in compliance with Environmental Laws.

            (b) Parent has made available to Company true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

      3.20 No Breach. Except for (a) filings with the SEC, (b) filings with the Secretary of State of Delaware contemplated herein, and (c) the filing of a Notification and Report Form under the HSR Act and any similar filings in foreign jurisdictions, the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of Parent, (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of, or otherwise give any other contracting party the right to terminate, accelerate obligations under or receive payment under or constitute (or with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which

Parent or any Parent Subsidiary is a party or to which any of them or any of their assets or properties is bound or subject, (iii) violate any Law applicable to Parent or the Parent Subsidiaries or by which any of Parent's or the Parent Subsidiaries' assets or properties is bound, (iv) violate any Parent Permit, (v) require any filing with, notice to, or permit, consent or approval of, any governmental or regulatory body, (vi) result in the creation of any lien or other encumbrance on the assets or properties of Parent or a Parent Subsidiary, or (vii) cause any of the assets owned by Parent or any Parent Subsidiary to be reassessed or revalued by any taxing authority or other governmental entity, excluding from the foregoing clauses (ii), (iii), (iv), (vi) and (vii) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, would not reasonably be expected to materially interfere with the ability of Parent to consummate the transactions contemplated hereby or would not materially increase the costs of consummation of the Merger. Neither Parent nor any Parent Subsidiary is or will be required to give any notice to or obtain any consent or waiver from, any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby other than failures that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect

      3.21 Board Approvals.

            (a) The Parent Board of Directors, as of the date of this Agreement, has determined and resolved (i) that the Merger is in the best interests of Parent and its stockholders, (ii) to propose that the stockholders of the Parent approve the issuance of Parent Common Stock pursuant to the terms and conditions of this Agreement, and (iii) to recommend that the stockholders of Parent approve such issuance.

            (b) Parent has taken all action necessary such that no restrictions contained in any "fair price," "control share acquisition," "business combination" or similar statute (including Section 203 of the DGCL) will apply to the execution, delivery or performance of this Agreement.

      3.22 Financial Advisor.

            (a) The Parent Board of Directors has received the opinion of Needham & Company, LLC to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the Parent; provided, however, that Company is not entitled to rely upon such opinion. Parent shall forward to Company a copy of the written version of such opinion promptly following receipt and in no event later than two business days after the date of this Agreement.

            (b) Other than Needham & Company, LLC and Credit Suisse First Boston, no broker, finder, agent or similar intermediary has acted on behalf of Parent in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Parent, or any action taken by Parent.

      3.23 Interested Party Transactions. Since the date of the filing of Parent's 2004 annual meeting proxy statement with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not yet been included in a Parent SEC Report filed with the SEC prior to the date hereof.

      3.24 Sub. Sub is duly organized, validly existing and in good standing as a Delaware corporation. Sub has the corporate power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors and stockholders of Sub, and no other action on the part of Sub is necessary to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sub and constitutes a valid and binding obligation of Sub, enforceable in accordance with its terms.

      3.25 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement or for inclusion in any Regulation M-A Filing, contains or will contain, as applicable at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time of the Regulation M-A Filing, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, on the date it is first mailed to holders of Company Common Stock or holders of Parent Common Stock or at the time of the Company Stockholders Meeting, the Parent Stockholders Meeting or at the Effective Time, contains or will contain, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                            COVENANTS AND AGREEMENTS

      4.1 Conduct of Company Business. Except with the prior written consent of Parent and except as explicitly contemplated herein or referred to in Section
4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, Company shall observe the following covenants:

            (a) Affirmative Covenants Pending Closing. Company shall and shall cause the Company Subsidiaries to:

                  (i) Preservation of Personnel. Use reasonable commercial efforts to preserve intact and keep available the services of present employees of Company and the Company Subsidiaries as a group;

                  (ii) Insurance. Use reasonable commercial efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

                  (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable commercial efforts to preserve the business of Company and to develop, advertise, promote, market and sell Company's products, and use reasonable commercial efforts to keep Company's properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of Company's business on a basis consistent with past practice, and to perform and comply in all material respects with the terms of the contracts referred to in Section 2.11.

                  (iv) Intellectual Property Rights. Use its reasonable best efforts to maintain, preserve and protect Company's Proprietary Rights;

                  (v) Ordinary Course of Business. Operate Company's business in the ordinary course consistent with past practices;

                  (vi) Company Options. Take all reasonable actions necessary with respect to Company Options to effectuate the terms of this Agreement, provided, however, that Parent shall have the right to approve any agreements to modify material terms of the underlying instruments; and

            (b) Negative Covenants Pending Closing. Company shall not and shall cause the Company Subsidiaries not to:

                  (i) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including its Proprietary Rights, other than sales or transfers of inventory in the ordinary course of business and other sales and transfers in amounts not exceeding, in the aggregate, $250,0000;

                  (ii) Liabilities. (A) Incur any indebtedness for borrowed money in excess of $250,000 in the aggregate or (B) incur any obligation or liability or enter into any contract or commitment involving potential payments to or by Company or any Company Subsidiary in an amount aggregating in excess of $250,000 other than in the ordinary course of business consistent with past practice;

                  (iii) Compensation. Increase or agree to increase the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance, retention or other agreement or arrangement with any officer, director, employee, agent or consultant of Company or a Company Subsidiary, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by law or in accordance with existing agreements disclosed in the Company Disclosure Schedule or filed as an exhibit to a Company SEC Report and (B), in the case of compensation for employees, agents or consultants who are not executive officers or directors, in the ordinary course of business consistent with past practice; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

                  (iv) Capital Stock. Make any change in the number of shares of Company's capital stock authorized, issued or outstanding or grant or accelerate the exercisability of any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare or pay any dividend (other than in the ordinary course of business consistent with past practice, including with respect to timing and amount) or other distribution with respect to any shares of its capital stock, reclassify, combine, split or subdivide any of its capital stock or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except upon the exercise of convertible securities outstanding on July 6, 2005 and disclosed herein or in connection with the grants of Company Options to purchase not more than 75,000 shares of Company Common Stock after July 6, 2005 with exercise prices equal to the trading price of Company Common Stock on the date of grant in the ordinary course of business consistent with past practice;

                  (v) Charter, By-laws, Directors and Officers. Cause, permit or propose any amendment to the Certificate of Incorporation or By-laws of Company or elect or appoint any new directors or officers;

                  (vi) Acquisitions. Make, or permit to be made, any acquisition, lease, investment, or capital contribution in excess of $1,000,000 outside the ordinary course of business consistent with past practice;

                  (vii) Capital Expenditures. Authorize any single capital expenditure in excess of $250,000 or capital expenditures which in the aggregate exceed $2,500,000;

                  (viii) Investments. Except for cash management activities in the ordinary course of business, purchase any securities or make any investment, either by purchase of securities, contributions to capital, asset transfers, or purchase of any assets (including any interests), in any person (including joint ventures), or otherwise acquire in any way direct or indirect control over any person, or agree to do any of the foregoing, in one transaction or a series of related transactions;

                  (ix) Accounting Policies. Except as may be required as a result of a change in law or in GAAP, change any of the accounting practices or principles used by it;

                  (x) Tax Treatment. Take, or permit any of the Company Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

                  (xi) Taxes. Change any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any material Tax or surrender any right to claim a material Tax refund;

                  (xii) Legal. Commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to Company and the Company Subsidiaries or which relates to the transactions contemplated hereby,
(B) would involve material restrictions on the business activities of Company or any Company Subsidiary, or (C) would involve the issuance of Company securities;

                  (xiii) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any of the Company Subsidiaries (other than the Merger);

                  (xiv) Payment of Indebtedness. Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet included in the Company 10-Q or incurred in the ordinary course of business;

                  (xv) WARN Act. Effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar action under any foreign law;

                  (xvi) New Agreements/Amendments. Enter into, terminate or materially modify, or permit a Company Subsidiary to enter into, terminate or materially modify, any Company Agreement other than a contract or agreement that is a Company Agreement solely because it is described in Item 601(b)(10)(iii) of Regulation S-K;

                  (xvii) Intellectual Property Rights. Fail to pay any fee, take any action or make any filing reasonably necessary to maintain material Proprietary Rights of Company other than licenses of software to customers in the ordinary course of business consistent with past practice;

                  (xviii) Confidentiality and Standstill Agreements. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Company or any Company Subsidiary is a party and which relates to a business combination involving Company or any Company Subsidiary;

                  (xix) Changes to Takeover Defenses. Amend, modify or waive any of Company's existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the transactions contemplated by this Agreement;

                  (xx) Obligations. Obligate itself to do any of the foregoing.

            (c) Control of Company's Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company's operations prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

      4.2 Conduct of Parent Business. Except with the prior written consent of Company and except as explicitly contemplated herein or referred to in Section
4.2 of Parent Disclosure Schedule, during the period from the date hereof to the Effective Time, Parent shall observe the following covenants:

            (a) Affirmative Covenants Pending Closing. Parent shall and shall cause the Parent Subsidiaries to:

                  (i) Preservation of Personnel. Use reasonable commercial efforts to preserve intact and keep available the services of present employees of Parent and the Parent Subsidiaries as a group;

                  (ii) Insurance. Use reasonable commercial efforts to keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts substantially similar to those in effect at the date of this Agreement;

                  (iii) Preservation of the Business; Maintenance of Properties, Contracts. Use reasonable commercial efforts to preserve the business of Parent and to develop, advertise, promote, market and sell Parent's products, and use reasonable commercial efforts to keep Parent's properties substantially intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of Parent's business on a basis consistent with past practice, and to perform and comply in all material respects with the terms of the contracts referred to in Section 3.11.

                  (iv) Intellectual Property Rights. Use its reasonable best efforts to maintain, preserve and protect Parent's Proprietary Rights;

                  (v) Ordinary Course of Business. Operate Parent's business in the ordinary course consistent with past practices;

            (b) Negative Covenants Pending Closing. Parent shall not and shall cause the Parent Subsidiaries not to:

                  (i) Disposition of Assets. Sell or transfer, or mortgage, pledge, lease, license or otherwise encumber any of its assets, including its Proprietary Rights, other than sales or transfers of inventory in the ordinary course of business and other sales and transfers in amounts not exceeding, in the aggregate, $1,000,000;

                  (ii) Liabilities. (A) Incur any indebtedness for borrowed money in excess of $500,000 in the aggregate or (B) incur any obligation or liability or enter into any contract or commitment involving potential payments to or by Parent or any Parent Subsidiary in an amount aggregating in excess of $2,000,000 other than in the ordinary course of business consistent with past practice;

                  (iii) Compensation. Increase or agree to increase the compensation payable to any officer, director, employee, agent or consultant, or enter into any employment, severance, retention or other agreement or arrangement with any officer, director, employee, agent or consultant of Parent or a Parent Subsidiary, or adopt, or increase the benefits (including fringe benefits) under, any employee benefit plan or otherwise, except (A), in each case, as required by law or in accordance with existing agreements disclosed in the Parent Disclosure Schedule or filed as an exhibit to a Parent SEC Report and
(B), in the case of compensation for employees, agents or consultants who are not executive officers or directors, in the ordinary course of business consistent with past practice; or make any loans to any of its directors, officers or employees, agents or consultants, or make any change in its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to an employee benefit plan or otherwise;

                  (iv) Capital Stock. Make any change in the number of shares of Parent's capital stock authorized, issued or outstanding or grant or accelerate the exercisability of any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock, declare or pay any dividend or other distribution with respect to any shares of its capital stock, reclassify, combine, split or subdivide any of its capital stock or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of its capital stock, sell or transfer any shares of its capital stock, or redeem or otherwise repurchase any shares of its capital stock, except upon the exercise of convertible securities outstanding on July 6, 2005 and disclosed herein or in connection with the grant of Parent Options with exercises prices equal to the trading price of Company Common Stock on the date of grant or the grant of restricted Parent Common Stock for compensatory purposes, in either case in the ordinary course of business consistent with past practice;

                  (v) Charter, By-laws, Directors and Officers. Cause, permit or propose any amendment to the Certificate of Incorporation or By-laws of Parent or elect or appoint any new directors or officers;

                  (vi) Acquisitions. Make, or permit to be made, any acquisition, lease, investment, or capital contribution in excess of $2,000,000 outside the ordinary course of business consistent with past practice;

                  (vii) Capital Expenditures. Authorize any single capital expenditure in excess of $1,000,000 or capital expenditures which in the aggregate exceed $5,000,000;

                  (viii) Investments. Except for cash management activities in the ordinary course of business, purchase any securities or make any investment, either by purchase of securities, contributions to capital, asset transfers, or purchase of any assets (including any interests), in any person (including joint ventures), or otherwise acquire in any way direct or indirect control over any person, or agree to do any of the foregoing, in one transaction or a series of related transactions;

                  (ix) Accounting Policies. Except as may be required as a result of a change in law or in GAAP, change any of the accounting practices or principles used by it;

                  (x) Tax Treatment. Take, or permit any of the Parent Subsidiaries to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

                  (xi) Taxes. Change any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any material Tax, or surrender any right to claim a material Tax refund;

                  (xii) Legal. Commence, settle or compromise any pending or threatened suit, action or claim which (A) is material to Parent and the Parent Subsidiaries or which relates to the transactions contemplated hereby, (B) would involve material restrictions on the business activities of Parent or any Parent Subsidiary, or (C) would involve the issuance of Parent securities;

                  (xiii) Extraordinary Transactions. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of the Parent Subsidiaries (other than the Merger);

                  (xiv) Payment of Indebtedness. Pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the balance sheet included in the Parent 10-Q or incurred in the ordinary course of business;

                  (xv) WARN Act. Effectuate a "plant closing" or "mass layoff," as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 or effectuate any similar action under any foreign law;

                  (xvi) New Agreements/Amendments. Enter into, terminate or materially modify, or permit a Parent Subsidiary to enter into, terminate or materially modify, any Parent Agreement other than a contract or agreement that is a Parent Agreement solely because it is described in Item 601(b)(10)(iii) of Regulation S-K;

                  (xvii) Intellectual Property Rights. Fail to pay any fee, take any action or make any filing reasonably necessary to maintain material Proprietary Rights of Parent other than licenses of software to customers in the ordinary course of business consistent with past practice;

                  (xviii) Changes to Takeover Defenses. Amend, modify or waive any of Parent's existing takeover defenses or take any action to render any state takeover statutes inapplicable to any transaction other than the transactions contemplated by this Agreement;

                  (xix) Obligations. Obligate itself to do any of the foregoing.

            (c) Control of Parent's Business. Nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

      4.3 Corporate Examinations and Investigations. Prior to the Effective Time, Parent shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Company as is reasonably necessary or appropriate in connection with Parent's investigation of Company with respect to the transactions contemplated hereby and with respect to the potential merger of the Surviving Corporation with and into Parent, and Company shall be entitled, through its employees and representatives, to have such access to the assets, properties, business and operations of Parent as is reasonably necessary or appropriate in connection with Company's investigation of Parent with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times during business hours upon reasonable advance notice and under reasonable circumstances so as to minimize any disruption to or impairment of Company's or Parent's business, as applicable, and Company and Parent shall cooperate fully therein. No investigation by Parent or Company shall diminish or obviate any of the representations, warranties, covenants

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

or agreements of Company or Parent, respectively, contained in this Agreement. In order that Parent may have full opportunity to make such investigation, Company shall furnish the representatives of Parent during such period with all such information and copies of such documents concerning the affairs of Company as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. In order that Company may have full opportunity to make such investigation, Parent shall furnish the representatives of Company during such period with all such information and copies of such documents concerning the affairs of Parent as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The information and documents so provided shall be subject to the terms of the confidentiality agreement, dated as of April 22, 2005, between Parent and Company (as amended, the "Confidentiality Agreement").

      4.4 Expenses. Except as set forth in Section 8.2, Company and Parent shall each bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants, and except that each of Parent and Company shall bear and pay one-half of (a) the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement/Prospectus (as defined in Section 4.7(a)) and (b) the fee payable in connection with the filing of a Notification and Report form under the HSR Act by Company and Parent and any fee payable in connection with any competition or merger control filing in another jurisdiction.

      4.5 Authorization from Others. Prior to the Closing Date, the parties shall use reasonable commercial efforts to obtain all authorizations, consents and permits of others, necessary or desirable to permit the consummation of the Merger on the terms contemplated by this Agreement. Promptly following the execution and delivery of this Agreement, Company and Parent shall provide all notices contemplated under Company Agreement or Parent Agreements, as applicable, and shall notify the other party when each applicable notice period has expired.

      4.6 Further Assurances. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby, including delivering customary representation letters contemplated by Sections 6.4 and
7.4. Each party shall use its respective reasonable best efforts to take other such actions to ensure that, to the extent within its control or capable of influence by it, the transactions contemplated by this Agreement shall be fully carried out in a timely fashion, including preparing and filing any documents required to be prepared and filed under the Exchange Act. Without limiting the generality of the foregoing, Company agrees to duly execute and deliver, and to use its commercially reasonable efforts to cause any individual or entity listed as a co-owner of, or who otherwise has any power of attorney or other rights with respect to, any of the Proprietary Rights, to duly execute and deliver such further instruments and do and cause to be done such further actions and things, including, without limitation, the execution of such additional assignments, agreements, documents and instruments, that Parent may at any time and from time to time reasonably request to more effectively transfer ownership, control and/or administration of such Proprietary Rights to the Surviving Corporation. Nothing in this Agreement shall require Parent or Sub to, or to agree or consent to, (a) sell, hold separate, license or otherwise dispose of any material asset of Parent or the Surviving Corporation or (b) conduct their business in a specified manner, in either case whether as a condition to obtaining any approval from a governmental entity or any other person or for any other reason.

      4.7   Preparation of Disclosure Documents; Stockholders Meetings.

            (a) As soon as practical following the date of this Agreement, Company and Parent shall prepare the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") and the joint proxy statement/prospectus included in the Registration Statement (the "Joint Proxy Statement/Prospectus"). Company shall, in cooperation with Parent, file the Joint Proxy Statement/Prospectus with the SEC as its preliminary proxy statement and Parent shall, in cooperation with Company, prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included. Each of Company and Parent shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Company and Parent shall each mail the Joint Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Joint Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies.

            (b) (i) Company shall, as soon as practicable following the date the Registration Statement is declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the required stockholder votes with respect to this Agreement (the "Company Stockholder Approval"), (ii) the Company Board of Directors, except as otherwise permitted pursuant to Section 4.11, shall give its unqualified recommendation that Company's stockholders adopt this Agreement and (iii) unless the Company Board of Directors has made a Company Adverse Recommendation Change (as defined in Section 4.11(c)) in compliance with this Agreement, Company shall take all lawful action to solicit proxies for such adoption. No withdrawal, modification, change or qualification in the recommendation of the Company Board of Directors (or any committee of the Company Board of Directors) shall change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of Company to convene and hold the Company Stockholders Meeting or to present the Merger Agreement for adoption at the Company Stockholders Meeting. Nothing contained in this Section 4.11(b) shall be deemed to limit Company's right to terminate this Agreement pursuant to and in accordance with Section 8.1(i).

            (c) (i) Parent shall, as soon as practicable following the date the Registration Statement is declared effective, duly call, give notice of, convene and hold a meeting of its stockholders (the "Parent Stockholders Meeting") for the purpose of obtaining the required stockholder votes with respect to the issuance of shares of Parent Common Stock pursuant to this Agreement (the "Parent Stockholder Approval"), (ii) the Parent Board of Directors, except as otherwise permitted in this Section 4.7(c), shall give its unqualified recommendation that

Parent's stockholders approve the issuance of shares of Parent Common Stock pursuant to the terms and conditions of this Agreement and (iii) unless the Parent Board of Directors has withdrawn, modified, changed or qualified its recommendation that Parent's stockholders approve the issuance of shares of Parent Common Stock pursuant to the terms and conditions of this Agreement, Parent shall take all lawful action to solicit proxies for such approval. Notwithstanding the foregoing, at any time prior to the receipt of the Parent Stockholder Approval, if the Parent Board of Directors, in the exercise of its fiduciary duties, determines in good faith by a majority vote, after consultation with its outside counsel, that it cannot provide an unqualified recommendation or must withdraw, modify, change or qualify its recommendation that Parent's stockholders approve the issuance of shares of Parent Common Stock pursuant to this Agreement (a "Parent Adverse Recommendation Change") in order to comply with its fiduciary duties to the stockholders of Parent under applicable Law (provided that the Parent Board of Directors may not base this determination primarily on changes in the stock price of Company or Parent after the date of this Agreement, although it may base this determination on the facts or occurrences giving rise or contributing to such changes), the Parent Board of Directors may make a Parent Adverse Recommendation Change after providing Company with at least 24 hours prior notice of its determination and a reasonably detailed description of the reasons therefor. No Parent Adverse Recommendation Change shall change any approval of the Parent Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of Parent to convene and hold the Parent Stockholders Meeting or to to propose that its stockholders authorize the issuance of shares of Parent Common Stock at the Parent Stockholders Meeting.

            (d) Each of Company and Parent shall use their respective reasonable best efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting on the same day and at the same time.

            (e) Except as required by law, no amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement shall be made by Parent or Company without the approval of the other party (which shall not be unreasonably withheld, conditioned or delayed). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order by the SEC, or of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

            (f) Company shall ensure that none of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Registration Statement or in any Regulation M-A Filing will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time of the Regulation M-A Filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Company shall ensure that none of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, on the date it is first mailed to holders of Company Common Stock or on the date it is first mailed to holders of Parent Common Stock, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (g) Parent shall ensure that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time of the Regulation M-A Filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Parent shall ensure that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus, on the date it is first mailed to holders of Parent Common Stock or on the date it is first mailed to holders of Parent Common Stock, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      4.8 Public Announcements. Company shall consult with Parent, and Parent shall consult with Company, and each shall get the approval of the other (which shall not be unreasonably withheld, conditioned or delayed), before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and approval, except as may be required by law. Notwithstanding the foregoing, without prior consultation, each party (a) may communicate with stockholders, financial analysts and media representatives in a manner consistent with its past practice and (b) may disseminate material substantially similar to material included in a press release or other document previously approved for external use by the other party. Each party agrees to promptly make available to the other party copies of any public written communications made without prior consultation.

      4.9 Affiliate Letters. Company shall identify to Parent all persons who Company believes may be "affiliates" of Company within the meaning of Rule 145 under the Securities Act. Company shall use reasonable commercial efforts to provide Parent with such information as Parent shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of Company. Company shall use reasonable commercial efforts to deliver to Parent a letter from each of such affiliates identified by Company and Parent in substantially the form attached hereto as Exhibit A (the "Affiliate Letters") as soon as practicable after the date hereof but in no event later than the day preceding the filing of the Registration Statement.

      4.10 Nasdaq Listings. Prior to the Closing Date, if required under the rules of The Nasdaq Stock Market, Parent (i) shall file with The Nasdaq Stock Market a Notification for Listing of Additional Shares covering the shares of Parent Common Stock that Parent reasonably expects, at the time of such filing, to be issued in the Merger and (ii) shall take such actions as are necessary so the shares of Parent Common Stock to be issued in connection with the Merger are listed on the Nasdaq National Market as of the Effective Time, subject to official notice of issuance. Prior to the Closing Date, Company shall take such actions as are necessary so that trading of Company Common Stock on the Nasdaq National Market ceases at the close of regular trading on the trading day on which the Effective Time is expected to occur or if the Effective Time is not expected to occur on a trading day, the immediately preceding trading day.

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

      4.11  No Solicitation.

            (a) Each of Company and its Representatives (as defined below) has ceased and caused to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to any offer or proposal or potential offer or proposal relating to any transaction or proposed transaction or series of related transactions, other than the transactions contemplated hereby, involving: (A) any acquisition or purchase from Company of more than a twenty percent (20%) interest in the total outstanding voting securities of Company or any tender offer or exchange offer that if consummated would result in the acquisition or purchase of twenty percent (20%) or more of the total outstanding voting securities of Company, whether by purchase of stock, consolidation, business combination merger or other similar transaction involving the Company, (B) any sale, lease, exchange, transfer, license, acquisition or disposition of assets of Company (including, without limitation, stock or assets of Company or any Company Subsidiary by merger, consolidation, recapitalization, spin-off, stock purchase, asset purchase or otherwise) for consideration equal to twenty percent (20%) or more of the aggregate fair market value of all of the outstanding shares of Company Common Stock on the date prior to the date hereof, whether by purchase of assets, consolidation, business combination merger or other similar transaction involving Company; or (C) any recapitalization, restructuring, liquidation or dissolution of Company (each of clauses (A)-(C), a "Company Acquisition Proposal"). Except as provided in
Section 4.11(b), 4.11(c) or 8.1(i), from the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, Company shall not and shall not authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, "Representatives") to directly or indirectly (i) initiate, solicit or knowingly encourage, or take any action to knowingly facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into any agreement with respect to any Company Acquisition Proposal, or (iii) engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Company Acquisition Proposal or grant any waiver or release under any standstill or other agreement. Notwithstanding the foregoing, nothing contained in this Section 4.11 or in
Section 4.8 or any other provision hereof shall prohibit Company or the Company Board of Directors from (x) taking and disclosing to Company's stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (y) making such disclosure to Company's stockholders as in the good faith judgment of the Company Board of Directors, after receipt of advice from outside legal counsel, is necessary to comply with applicable Law.

            (b) Notwithstanding the foregoing, prior to the date of the Company Stockholders Meeting, Company may (i) furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms no less favorable to Company than those contained in the Confidentiality Agreement and (ii) negotiate and participate in discussions and negotiations with such person concerning a Company Acquisition Proposal if the Company Board of Directors determines in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal (as defined below), but only if such Company Acquisition Proposal did not result from a breach of Section 4.11(a). For purposes of this

Agreement, a "Company Superior Proposal" means any bona fide written proposal made by a third party (i) involving the purchase or acquisition, directly or indirectly of, all the shares of Company Common Stock or all or substantially all of the assets of Company and (ii) which is otherwise on terms which the Company Board of Directors determines in good faith, by resolution duly adopted
(A) would result in a transaction that, if consummated, is more favorable to holders of Company Common Stock, from a financial point of view, than the transactions contemplated by this Agreement (after consultation with a financial advisor of nationally recognized reputation), taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement) that the Company Board of Directors deems relevant and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal. Company shall promptly (and in any case within 24 hours) (i) notify Parent of any Company Superior Proposal, which notice shall include a copy of such Company Superior Proposal, (ii) notify Parent upon receipt of any inquiries, proposals or offers received by, any request for information from, or any discussions or negotiations sought to be initiated or continued with, Company or its Representatives concerning a Company Acquisition Proposal or that could reasonably be expected to lead to a Company Acquisition Proposal and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials, provide copies of such materials and (iii) provide Parent with copies of all written materials provided by Company to such party. Company will keep Parent informed on a reasonably prompt basis (and, in any case, within 24 hours of any significant development) of the status and details (including amendments and proposed amendments) of any such Company Superior Proposal or other inquiry, offer, proposal or request. Company shall promptly, following a determination by the Company Board of Directors that a Company Acquisition Proposal is a Company Superior Proposal, notify Parent of such determination.

            (c) Neither the Company Board of Directors nor any committee thereof may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend any Company Acquisition Proposal or (iii) except as set forth in Section 8.1(i), enter into any agreement with respect to any Company Acquisition Proposal. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval,
(x) if the Company Board of Directors has not received a Company Superior Proposal, but the Company Board of Directors, in the exercise of its fiduciary duties, determines in good faith by a majority vote, after consultation with its outside counsel, that an action set forth in clause (i) or (ii) above (a "Company Adverse Recommendation Change") is necessary in order to comply with its fiduciary duties to the stockholders of Company under applicable Law (provided that the Company Board of Directors may not base this determination primarily on changes in the stock price of Company or Parent after the date of this Agreement, although it may base this determination on the facts or occurrences giving rise or contributing to such changes), the Company Board of Directors may make a Company Adverse Recommendation Change after providing Parent with at least 24 hours prior notice of its determination and a reasonably detailed description of the reasons therefor, and (y) if the Company has received a Company Superior Proposal, the Company Board of Directors may make a Company Adverse Recommendation Change after (A) the Company has provided written notice to the Parent that the Company Board of Directors has received a Company Superior Proposal (which notice shall include a copy of such Company Superior Proposal and identify the Person making such Company Superior Proposal) and advising Parent that the Company intends to withdraw or modify its recommendation of this Agreement or the Merger or recommend a Company Superior Proposal (specifying which course of action the Company intends to take), (B) at least three business days have elapsed since the delivery of the written notice described in (A) above, (C) the Company Board of Directors has considered any revised proposal made by Parent during such three-business day period, and (D) if Parent has made a revised proposal, the Company Board of Directors has again made a determination to make a Company Adverse Recommendation Change despite Parent's revised proposal. Any Company Adverse Recommendation Change shall not change the approval of the Company Board of Directors for purposes of causing any state takeover statute or other state Law to be inapplicable to the transactions contemplated by this Agreement, including the Merger.

      4.12 Regulatory Filings. As soon as is reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") any Notification and Report Forms relating to the Merger required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification and control laws and regulations of any other applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be reasonably required in order to make such filings and (b) supply any additional information which may be requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties reasonably deem appropriate.

      4.13 Notification of Certain Matters. Between the date hereof and the Closing Date, Company shall give prompt notice to Parent, and Parent shall give prompt notice to Company, of (a) the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which would be reasonably likely to result in the failure of the condition to closing set forth in Section
6.1 or 7.1, as applicable, to fail to be satisfied, and (b) any failure of Company or Parent, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

      4.14 Registration of Certain Shares. Promptly, but in no event later than thirty (30) days after the Effective Time, Parent shall file registration statements with the SEC with respect to the initial issuance of the shares of Parent Common Stock subject to Company Stock Options. Parent shall use reasonable commercial efforts to have such registration statements declared effective promptly after filing (to the extent such registration statements are not automatically effective upon filing).

      4.15  Employee Matters.

            (a) During the one-year period following the Closing Date (the "Continuation Period"), except (i) as otherwise provided in any written employment agreement with an employee of Company or a Company Subsidiary (including any written employment agreement entered into with Parent in connection with the signing of this Agreement or the transactions contemplated by this Agreement) or (ii) with a resolution of a majority of the Parent Board of Directors, which majority must include at least two of the three voting directors appointed to the Parent Board of Directors pursuant to Section 4.16, Parent shall, or shall cause the Surviving

Corporation or its subsidiaries, to maintain each of the Company Plans sponsored by the Company or any of the Company Subsidiaries immediately prior to the date of this Agreement (to the extent still in place at the Effective Time) with respect to employees of the Company or the Company's Subsidiaries who continue employment with the Surviving Corporation or any of its Subsidiaries or the Parent ("Continuing Employees"), and their respective spouses, dependants, and beneficiaries, with the same level of coverage, benefits, rights, and features as provided or enjoyed immediately before the date of this Agreement, other than any changes required by applicable Law.

            (b) After the Continuation Period, Parent shall, or shall cause the Surviving Corporation to, provide that the Continuing Employees are covered under benefits plans, programs, policies and arrangements (including severance benefits, vacation pay and equity compensation) applicable to similarly situated employees of Parent. Years of service with Company and Company Subsidiaries prior to the Effective Time shall be treated as service with the Surviving Corporation or Parent, as applicable, for eligibility and vesting purposes and for purposes of vacation and severance pay accruals, except to the extent such treatment will result in a duplication of benefits. In connection with any transition of benefits offered to Continuing Employees, Parent shall take commercially reasonable steps to cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any medical or dental benefit plans that such employees are eligible to participate in after such transition of benefits under comparable plans offered to the Continuing Employees, other than limitations, exclusions or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of such time under any medical or dental plan maintained for such employees immediately prior to such time.

            (c) Nothing in this Agreement shall be construed to create a right in any Continuing Employee to employment with Parent, the Surviving Corporation, or any of their respective subsidiaries. Except as otherwise provided in this
Section 4.15, nothing in this Agreement shall require Parent, the Surviving Corporation, or their respective subsidiaries to provide any particular type or level of compensation or employee benefits, nor shall anything limit the right of Parent, the Surviving Corporation, or their respective subsidiaries to amend, suspend, or terminate any employee benefit plan at any time.

      4.16  Board Membership and Officers.

            (a) Parent shall take all actions necessary so that at the Effective Time (i) three members of the Company Board of Directors as constituted on the date of this Agreement designated by the Company and reasonably acceptable to the Parent shall be appointed to the Parent Board of Directors, in each case to serve from and after the Closing Date until a successor is duly elected and qualified and (ii) one member of the Company Board of Directors as constituted on the date of this Agreement designated by the Company and reasonably acceptable to the Parent shall be appointed as a non-voting director emeritus to the Parent Board of Directors, with notification, participation and any other rights of a regular director (other than voting rights), to serve for at least one year from and after the Closing Date; provided, in each case, if any of such individuals (other than the individual appointed to serve as director emeritus) are unwilling or unable to serve as a director, then Company shall designate another individual or individuals, as the case may be, who are reasonably acceptable to the Parent from among the

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

other members of the Company Board of Directors as constituted on the date of this Agreement, to serve as a director of the Parent following the Effective Time.

            (b) Parent shall take all actions necessary so that at the Effective Time the employees of the Company set forth in Section 4.16 of the Company Disclosure Schedule shall be appointed to the positions designated in
Section 4.16 of the Company Disclosure. Parent shall negotiate in good faith to enter into employment agreements with such employees. If Parent is unable to reach agreement with such employees prior to the Closing Date, Parent acknowledges that the employment arrangements between Company and such employees existing as of the date hereof shall remain in full force and effect after the Effective Time.

      4.17  Indemnification.

            (a) Subject to the occurrence of the Effective Time, until the sixth anniversary of the date on which the Effective Time occurs, Parent agrees that all rights to indemnification, exculpation and expense advancement now existing in favor of each present and former director or officer (including any director or officer who serves or served in a fiduciary capacity of any Company
Plan) of Company and the Company Subsidiaries as provided in their respective charters or By-laws in effect as of the date hereof shall survive and remain in full force and effect with respect to actions or failures to act occurring prior to the Effective Time.

            (b) For a period of at least six years after the Effective Time, Parent shall maintain in effect either (i) the policies of directors' and officers' liability insurance maintained by Company on the date of this Agreement (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the insured parties thereunder) with respect to claims arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger); provided that if the aggregate annual premiums for such insurance during such period shall exceed 200% of the per annum rate of premium paid by Company on the date of this Agreement, then Parent shall provide a policy with the best coverage as shall then be available at 200% of such rate, or (ii) a run-off (i.e., "tail") policy or endorsement with respect to such policies of directors' and officers' liability insurance covering claims asserted within six years after the Effective Time arising from facts or events that occurred at or before the Effective Time (including consummation of the Merger); and such policies or endorsements shall name as insureds thereunder all people entitled to coverage under the Company's policies of directors' and officers' liability insurance on the date of this Agreement; provided that if the aggregate annual premiums for such insurance during such period shall exceed 300% of the per annum rate of premium paid by Company on the date of this Agreement, then Parent shall provide a tail policy with the best coverage as shall then be available at 300% of such rate.

            (c) The provisions of this Section 4.17 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      4.18 Section 16 Approval. Prior to the Effective Time, the Parent Board of Directors or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC with respect to the acquisition by any officer or director of Company who will, at the Effective Time, become an officer or director of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger to cause any such acquisitions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      4.19 Participation in Certain Actions and Proceedings. Until this Agreement is terminated in accordance with Section 8.1, Parent shall have the right to participate in (but not control) the defense of any action, suit or proceeding instituted against Company (or any of its directors or officers) before any court or governmental or regulatory body or threatened by any governmental or regulatory body or any third party, including a Company stockholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

      4.20 Tax-Free Reorganization. Neither Company nor Parent shall knowingly take, cause or permit to be taken any action, whether before or after the Effective Time, that would cause the Merger (or such merger together with the contemplated subsequent merger of the Surviving Corporation with and into Parent) to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

      4.21 No Acquisition of Common Stock. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, (i) Company shall not (and shall cause the Company Subsidiaries not to) acquire, directly or indirectly, any beneficial interest in shares of Parent Common Stock and (ii) Parent shall not (and shall cause the Parent Subsidiaries not to) acquire, directly or indirectly, any beneficial interest in shares of Company Common Stock.

      4.22 FIRPTA Certificate. At the Closing, Company shall provide to Parent a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3). Company shall provide proper notice to the U.S. Internal Revenue Service of the issuance of such certificate pursuant to Treasury Regulation
Section 1.897-2(h)(2).

                                   ARTICLE V

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

      The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver by consent of the other party, at or before the Effective Time, of each of the following conditions:

      5.1 Stockholder Approval. Company shall have obtained the vote of holders of Company Common Stock required to adopt this Agreement in accordance with the provisions of the DGCL and the Certificate of Incorporation and By-laws of Company, and Parent shall have obtained the vote of holders of Parent Common Stock required to issue the shares of Parent Common Stock required to be issued pursuant to the terms and conditions of this Agreement in accordance with the provisions of the DGCL and the Certificate of Incorporation and By-laws of Parent and the rules and regulations of the Nasdaq National Market.

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

      5.2 Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and no similar proceeding in respect of the Proxy Statement shall be underway at the SEC or, to the knowledge of Parent or Company, threatened by the SEC.

      5.3 Absence of Order. No temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity of competent jurisdiction shall be in effect and have the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Parent and Company each agrees to use reasonable commercial efforts to have any such order or injunction lifted or stayed.

      5.4 Regulatory Approvals. All approvals from governmental entities required by Company, Parent or Sub to consummate the Merger shall have been obtained, except for approvals the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect; provided, however, that the conditions of this Section 5.4 shall not apply to any party whose failure to fulfill its obligations under this Agreement shall have been the cause of, or shall have resulted in, such failure to obtain such approval.

      5.5 Pending Litigation. There shall not be threatened in writing or pending any suit, action or proceeding by any governmental entity against Parent, Company, Sub, any Company Subsidiary, any Parent Subsidiary or any of their respective directors, officers or members challenging this Agreement or the transactions contemplated hereby, seeking to delay, restrain or prohibit the Merger, or seeking to obtain material damages from any such party, seeking to prohibit or impose material limitations on the ownership or operation of all or a portion of the operations or assets of Company and the Company Subsidiaries (or Parent's direct equity ownership of the Surviving Corporation or indirect equity ownership, following the Effective Time, of the Company Subsidiaries) or to compel Parent or a subsidiary of Parent to dispose of or hold separate any material portion of their business or assets or the business or assets of Company and the Company Subsidiaries (or any equity interest in such entities).

      5.6 HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and applicable foreign competition or merger control Laws in any country where either Parent or Company have significant operations shall have been terminated or shall have expired, and approvals under all foreign competition or merger control laws where either Parent or Company have significant operations that are reasonably determined by Parent or Company to be to be applicable to the Merger shall have been obtained.

      5.7 Nasdaq. Parent Common Stock shall continue to be quoted on the Nasdaq National Market and the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing or quotation on the Nasdaq National Market, subject to official notice of issuance.

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

                                   ARTICLE VI

                   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
                     PARENT AND SUB TO CONSUMMATE THE MERGER

      The obligations of Parent and Sub to consummate the Merger are subject to the fulfillment of the following conditions, any one or more of which may be waived in writing by Parent:

      6.1 Representations, Warranties and Covenants. The representations and warranties of Company in Article II of this Agreement, other than those set forth in Section 2.3(d) of this Agreement, shall be true and correct both as of the date of this Agreement and immediately before the Effective Time (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date), except to the extent all inaccuracies in all such representations or warranties would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided, however, that solely for purposes of this
Section 6.1, each representation or warranty in Article II that is qualified by materiality or Company Material Adverse Effect shall be read as if such qualifiers were not present. The representations and warranties in Section 2.3(d) of this Agreement shall be true and correct other than de minimus variations as of the date of this Agreement and immediately before the Effective Time. Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate signed on behalf of Company by the chief executive officer and chief financial officer of Company to the foregoing effect.

      6.2 Corporate Certificates. Company shall have delivered a copy of the Certificate of Incorporation of Company, as in effect on the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to Company's good standing.

      6.3 Secretary's Certificate. Company shall have delivered a certificate of the Secretary of Company, dated as of the Closing Date, certifying as to (a) the incumbency of officers of Company executing this Agreement and all documents executed and delivered in connection herewith, (b) a copy of the By-Laws of Company, as in effect from the date this Agreement was approved by the Company Board of Directors until the Closing Date, (c) a copy of the resolutions of the Company Board of Directors authorizing and approving the applicable matters contemplated hereunder and (d) a copy of the resolutions of the stockholders of Company adopting this Agreement.

      6.4 Tax Opinion. Parent shall have received the opinion of its counsel to the effect that the Merger (or the Merger together with the subsequent merger of the Surviving Corporation with and into Parent) will constitute a reorganization under Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and others, in form and substance reasonably satisfactory to such counsel.

                                  ARTICLE VII

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

                    CONDITIONS PRECEDENT TO THE OBLIGATION OF
                        COMPANY TO CONSUMMATE THE MERGER

      The obligation of Company to consummate the Merger is subject to the fulfillment of the following conditions, any one or more of which may be waived by it in writing:

      7.1 Representations, Warranties and Covenants. The representations and warranties of Parent and Sub in Article III of this Agreement, other than those set forth in Section 3.3(d) of this Agreement, shall be true and correct both as of the date of this Agreement and immediately before the Effective Time (except representations or warranties that by their terms speak only as of an earlier date, which shall be true and correct as of such earlier date), except to the extent all inaccuracies in all such representations and warranties would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, provided, however, that solely for purposes of this
Section 7.1, each representation or warranty in Article III that is qualified by materiality or Parent Material Adverse Effect shall be read as if such qualifiers were not present. The representations and warranties in Section 3.3(d) of this Agreement shall be true and correct other than de minimus variations as of the date of this Agreement and immediately before the Effective Time. Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to the foregoing effect.

      7.2 Corporate Certificates. Parent shall have delivered a copy of the Certificate of Incorporation of Parent, as in effect on the Closing Date, certified by the Delaware Secretary of State and a certificate, as of the most recent practicable date, of the Delaware Secretary of State as to Parent's good standing.

      7.3 Secretary's Certificate. Parent shall have delivered a certificate of the Secretary of Parent, dated as of the Closing Date, certifying as to (a) the incumbency of officers of Parent executing this Agreement and all documents executed and delivered in connection herewith, (b) a copy of the By-Laws of Parent, as in effect from the date this Agreement was approved by the Company Board of Directors until the Closing Date, (c) a copy of the resolutions of the Parent Board of Directors authorizing and approving the applicable matters contemplated hereunder and (d) a copy of the resolutions of the stockholders of Parent giving Parent Stockholder Approval.

      7.4 Tax Opinion. Company shall have received the opinion of its counsel to the effect that the Merger (or the Merger together with the subsequent merger of the Surviving Corporation with and into Parent) will constitute a reorganization under Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely on customary representation letters of Parent, Company and Sub and others, in form and substance reasonably satisfactory to such counsel.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after the stockholders of Company adopt this
Agreement:

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

            (a) By mutual written consent of Parent and Company authorized by the Parent Board of Directors and the Company Board of Directors; or

            (b) By either Parent or Company if the Merger has not been consummated by February 15, 2006 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated by such date; or

            (c) By either Parent or Company if a court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action, and such order, decree or ruling or other action shall have become final and nonappealable, or there shall exist any statute, rule or regulation, in each case restraining, enjoining or otherwise prohibiting (collectively, "Restraints") the consummation of any of the transactions contemplated hereby; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) has used all reasonable efforts to prevent the entry of and to remove such Restraints; or

            (d) By Parent if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Company set forth in this Agreement, which breach or inaccuracy has resulted or is reasonably likely to result in any condition set forth in Article VI not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or

            (e) By Company if there has been a breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Parent or Sub set forth in this Agreement, which breach or inaccuracy has resulted or is reasonably likely to result in any condition set forth in Article VII not being satisfied (and such breach or inaccuracy has not been cured or such condition has not been satisfied within thirty (30) days after the receipt of notice thereof or such breach or inaccuracy is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within such period); or

            (f) By Parent, if (i) the Company Board of Directors shall have (A) withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger, or publicly announced its intention to do so, or failed to recommend this Agreement or the Merger, (B) approved or recommended to Company's stockholders any proposal other than by Parent or Sub in respect of any Company Acquisition Proposal, or entered into or publicly announced its intention to enter into any agreement or agreement in principle in respect of any Company Acquisition Proposal, (C) resolved or publicly proposed to any of the foregoing or (D) failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to a Company Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (ii) Company shall have violated or breached in any material respect its obligations under Section 4.11; or

            (g) By Company, if (i) the Parent Board of Directors shall have (A) withdrawn, modified or changed its approval or recommendation that Parent stockholders

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

approve the issuance of shares of Parent Common Stock pursuant to this Agreement, or publicly announced its intention to do so, or failed to recommend that Parent stockholders approve the issuance of shares of Parent Common Stock pursuant to this Agreement or (B) resolved or publicly proposed to any of the foregoing; or

            (h) By either Parent or Company, if upon a vote at a duly held meeting to obtain Company Stockholder Approval, Company Stockholder Approval is not obtained or if upon a vote at a duly held meeting to obtain Parent Stockholder Approval, Parent Stockholder Approval is not obtained.

            (i) By the Company if, at any time prior to receipt of the Company Stockholder Approval, (i) the Company Board of Directors has received a Company Superior Proposal, (ii) in light of such Company Superior Proposal, the Company Board of Directors has determined, in good faith by resolution duly adopted after consultation with outside counsel, that it is necessary for the Company Board of Directors to withdraw, amend or modify its approval or recommendation of this Agreement or the Merger in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, (iii) the Company has provided written notice of the determination described in clause (ii) above to the Parent, which notice has attached to it a copy of the definitive agreement or agreements containing all of the terms and conditions of such Company Superior Proposal, (iv) at least three business days following receipt by the Parent of the notice referred to in clause (iii) above, and after taking into account any revised proposal made by the Parent following receipt of the notice referred to in clause (iii) above, such Company Superior Proposal remains a Company Superior Proposal and the Company Board of Directors has again made the determination referred to in clause (ii) above (it being understood and agreed that any change to the financial or other material terms of such Company Superior Proposal shall require a new notice to the Parent under clause (iii) above and a new three-business-day period under this clause (iv)), (v) the Company has not breached Section 4.11 in any material respect, (vi) concurrent with such termination, the Company Board of Directors approves, and the Company enters into, a definitive agreement providing for the implementation of a Company Superior Proposal and (vii) the Company, at or prior to any termination pursuant to this Section 8.1(i) pays to Parent the Termination Fee.

      8.2 Effect of Termination.

            (a) Any termination of this Agreement under Section 8.1 hereof will be effective immediately upon the delivery of a valid written notice of the terminating party to the other parties hereto and, if then due, payment of the Termination Fee and the Transaction Expenses. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become null and void and be of no further force or effect, and there shall be no liability on the part of Parent, Sub or Company (or any of their respective directors, officers, employees, stockholders, agents or representatives), except as set forth in the last sentence of Section 4.3, Article VIII and Article IX, each of which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability for fraud or the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

            (b) If Parent shall have terminated this Agreement pursuant to
Section 8.1(f), Company shall pay Parent upon demand a termination fee of $11,350,000 (the "Termination

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

Fee") and reimburse Parent upon demand for documented out-of-pocket fees and expenses incurred or paid by or on behalf of Company in connection with this Agreement or the consummation of any of the transactions contemplated by this Agreement in an amount that will not exceed $1,500,000 (the "Parent Expenses"). If Company terminates this Agreement pursuant to Section 8.1(i), Company shall pay the Termination Fee to Parent as a condition to termination. If (i) this Agreement is terminated (A) pursuant to Section 8.1(b) without the Company Stockholder Meeting having occurred, (B) pursuant to Section 8.1(d) due to an intentional breach or failure to perform by Company or (C) pursuant to Section 8.1(h) due to a failure to obtain the Company Stockholder Approval, (ii) prior to the time of termination and after the date of this Agreement a Company Acquisition Proposal has been publicly announced or otherwise communicated to Company's Board of Directors and (iii) within twelve (12) months after the date on which this Agreement is terminated Company enters into a definitive agreement with respect to a Company Acquisition Proposal or a Company Acquisition Proposal is consummated, Company shall pay to Parent the Termination Fee within two business days of the earlier of the execution of such definitive agreement or upon consummation of such Company Acquisition Proposal and reimburse Parent for the Parent Expenses upon demand. All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Parent may designate in writing to Company. If Company fails to promptly make any payment required under this Section 8.2(b) and Parent commences a suit to collect such payment, Company shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(b). Solely for purposes of this Section 8.2(b), references to "20%" in the definition of "Company Acquisition Proposal" shall be deemed to be "50%", but in the case of subsection (A) of that definition, the calculation of the percentage interest acquired shall be deemed to include any Company Common Stock or other voting securities held by such acquiring person prior to such acquisition.

            (c) If Company shall have terminated this Agreement pursuant to
Section 8.1(g), Parent shall pay Company upon demand the Termination Fee and shall reimburse Company upon demand for documented out-of-pocket fees and expenses incurred or paid by or on behalf of Company in connection with this Agreement or the consummation of any of the transactions contemplated by this Agreement in an amount that will not exceed $1,500,000. All amounts due hereunder shall be payable by wire transfer in immediately available funds to such account as Company may designate in writing to Parent. If Parent fails to promptly make any payment required under this Section 8.2(c) and Company commences a suit to collect such payment, Parent shall indemnify Company for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 8.2(c).

            (d) Each of Company and Parent (for itself and its affiliates) hereby agrees, that upon any termination of this Agreement under circumstances where it is entitled to a Termination Fee and expense reimbursement under this
Section 8.2 and such Termination Fee and expense reimbursement are paid in full to such party, such party and its affiliates shall be precluded from any other remedy against such other party, at law or in equity or otherwise, and neither such party nor any of its affiliates shall seek (and such party shall cause its affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other party or any of their respective directors, officers, employees, partners, managers, members, or stockholders in connection with this Agreement or the transactions contemplated hereby.

      8.3 Amendment. This Agreement may be amended at any time before or after the Company Stockholder Approval or Parent Stockholder Approval by an instrument signed by each of the parties hereto; provided, however, that (a) after the Company Stockholder Approval, without the further approval of the stockholders of Company, no amendment may be made that (i) alters or changes the amount or kind of consideration to be received as provided in Section 1.6, (ii) alters or changes any term of the Certificate of Incorporation of the Surviving Corporation or (iii) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the stockholders of Company and (b) after Parent Stockholder Approval, without the further approval of the stockholders of Parent, no amendment may be made that increases the number of shares of Parent Common Stock that must be issued pursuant to the terms and conditions of this Agreement.

      8.4 Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1 No Survival. None of the representations and warranties contained herein shall survive the Effective Time.

      9.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person or by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), one business day after being sent for next business day delivery (fees prepaid, via reputable nationwide overnight courier service) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the intended recipient as follows:

            (a) if to Parent or Sub, to:

                           Brooks Automation, Inc.
                           15 Elizabeth Drive
                           Chelsmford, MA  01824
                           Attn: General Counsel
                           Telephone:     (978) 721-3371
                           Facsimile:     (978) 262-2511

                           with a copy to:

                           Ropes & Gray LLP
                           One International Place
                           Boston, Massachusetts  02110
                           Attn: Winthrop G. Minot and Shari H. Wolkon
                           Telephone:     (617) 951-7364 / (617) 951-7861
                           Facsimile:     (617) 951-7050

                      (b)  if to Company, to:

                           Helix Technology Corporation
                           Nine Hampshire Street
                           Mansfield, MA  02048
                           Attn: Chief Financial Officer
                           Telephone:     (508) 337-5055
                           Facsimile:     (508) 337-5505

                           with a copy to:

                           Palmer & Dodge, LLP
                           111 Huntington Avenue
                           Boston, Massachusetts  02199
                           Attn: Matthew J. Gardella
                           Telephone:     (617) 239-0789
                           Facsimile:     (617) 227-4420

Any party may by notice given in accordance with this Section 9.2 to the other parties designate another address or person for receipt of notices hereunder.

      9.3 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, between the parties with respect thereto, other than the Confidentiality Agreement, which shall survive execution of this Agreement and any termination of this Agreement (other than any "standstill" provision which shall expire concurrently with the termination of this Agreement); provided, that if the terms of the Confidentiality Agreement conflict with the terms of this Agreement, the terms of this Agreement shall control.

      9.4 Governing Law. This Agreement and any related disputes shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.

      9.5 Binding Effect; No Assignment; No Third-Party Beneficiaries.

            (a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable without the prior written consent of the other parties hereto.

            (b) Other than Section 4.17, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Parent, Sub and Company and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      9.6 Section Headings. The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement.

      9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission.

      9.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

      9.9 Submission to Jurisdiction; Waiver. Each of Company, Parent and Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of The Commonwealth of Massachusetts, the State of Delaware and the Federal courts of the United States located in The Commonwealth of Massachusetts or the State of Delaware and each of Company, Parent and Sub hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Company, Parent and Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or Subject matter hereof, may not be enforced in or by such courts. Any party may make service of process on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 9.2.

      9.10 Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without posting a bond or other undertaking. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

      9.11 Rules of Construction. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. As used herein, the phrase "transactions contemplated by this Agreement" or "matters contemplated hereby" or similar phrasing does not include any merger of the Surviving Corporation with Parent after the Effective Time. Exhibit A, the Company Disclosure Schedule and the Parent Disclosure Schedule form an integral part of this Agreement, and references to "this Agreement" shall include Exhibit A, the Company Disclosure Schedule and the Parent Disclosure Schedule. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

      9.12 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND SUB HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger under seal as of the date first stated above.

                               BROOKS AUTOMATION, INC.

                               By          /s/ Edward C. Grady
                                 ---------------------------------------
                                    Name:  Edward C. Grady
                                    Title: President and Chief Executive Officer

                               MT. HOOD CORPORATION

                               By:        /s/ Robert W. Woodbury, Jr.
                                  ---------------------------------------
                                    Name:  Robert W. Woodbury, Jr.
                                    Title: President

                               HELIX TECHNOLOGY CORPORATION

                               By          /s/ James Gentilcore
                                 ---------------------------------------
                                    Name:  James Gentilcore
                                    Title: President and Chief Executive Officer


                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                                                       EXHIBIT A

                           [FORM OF AFFILIATE LETTER]

                                ___________, 2005

Brooks Automation, Inc.
15 Elizabeth Drive
Chelsmford, MA  01824

Ladies and Gentlemen:

      I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Helix Technology Corporation ("Company"), a Delaware corporation, as the term "affiliate" is used in Rule 145 of the rules and regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 11, 2005 among Brooks Automation, Inc. Corporation ("Parent"), a Delaware corporation, Mt. Hood Corporation ("Sub"), Delaware corporation that is a wholly-owned subsidiary of Parent, and Company, Company will be merged with Sub (the "Merger").

      In connection with the Merger, I may become entitled to receive shares of Brooks Automation, Inc. common stock, $0.01 par value per share (the "Parent Shares"), in exchange for the shares owned by me of common stock, $1.00 par value per share, of Company (the "Company Shares").

      I represent, warrant and covenant to Parent that in the event I receive any Parent Shares as a result of the Merger:

      (a) I will not make any sale, transfer or other disposition of Parent Shares in violation of the Securities Act or the rules and regulations thereunder.

      (b) I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Shares, to the extent I felt necessary, with my counsel or counsel for Company.

      (c) I have been advised that the issuance of Parent Shares to me pursuant to the Merger has been or will be registered with the SEC under the Securities Act on a Registration Statement on Form S-4; however, because I may be deemed to be an affiliate of Company and the distribution of Parent Shares by me or on my behalf has not been registered under the Securities Act, dispositions of Parent Shares by me or on my behalf may be restricted under the Securities Act and the rules and regulations thereunder. I will not sell, transfer, hedge, encumber or otherwise dispose of Parent Shares issued to me in the Merger unless the disposition (i) is made in conformity with the volume and other limitations of Rule 145 under the Securities Act (or a successor provision), (ii) is made pursuant to an effective registration statement under the

Securities Act or (iii) is, in the opinion of counsel reasonably acceptable to Parent or as described in a "no-action" or interpretive letter from the staff of the SEC, exempt from registration under the Securities Act.

      (d) I understand that Parent is under no obligation to register under the Securities Act (or otherwise) the disposition of Parent Shares by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from such registration available.

      (e) I also understand that there will be placed on the certificates for Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

            THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND BROOKS AUTOMATION, INC.

      (f) I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145 under the Securities Act (and satisfactory evidence of such conformity is provided to Parent), or pursuant to an effective registration statement, Parent reserves the right to put the following legend on the certificates issued to my transferee:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED.

      I understand and agree that the legends set forth in paragraphs (e) and
(f) above will be removed by delivery of substitute certificates without such legends if I deliver to Parent a copy of a "no action" or interpretive letter from the staff of the SEC, or an opinion of counsel reasonably satisfactory to Parent in form and substance satisfactory to Parent, to the effect that disposition of the shares by the holder thereof is not restricted under the Securities Act.

      Execution of this letter should not be considered an admission on my part that I am an "affiliate" of Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                       Very truly yours,

                                       ________________________________________
                                       Name (print):
                                       Address:

Accepted:

BROOKS AUTOMATION, INC.

By:____________________________
Name (print):
Title:

Dated:__________________________

                      [SIGNATURE PAGE TO AFFILIATE LETTER]